UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.        )

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ON Semiconductor Corporation
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Keith D. Jackson

President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 on Tuesday, May 15, 2012 at 4:00 p.m., local time, for the following purposes:

1. To elect three Class I Directors, each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2015 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;

2. To vote on an advisory resolution to approve executive compensation;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;

4. To approve an amendment to the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan to increase the number of shares available under the plan; and

5. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 29, 2012, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, Arizona 85008 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting. Directions for attending the Annual Meeting may be found on our website at www.onsemi.com.

Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope or you may vote by internet, telephone or in person as described in the enclosed proxy statement.

Sincerely yours,

April 5, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2012.

The Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders and its

Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at

www.onsemi.com/annualdocs.

i

(continued)

ii

ON SEMICONDUCTOR CORPORATION

5005 E. McDowell Road

Phoenix, Arizona 85008

PROXY STATEMENT

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at its annual meeting of stockholders to be held on Tuesday, May 15, 2012 at 4:00 p.m., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 5, 2012.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below.

If you are the “record holder” of your shares, meaning that you hold the shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;

Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day;

Vote by mail.  Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States); or

Vote in person. You may vote in person if you or your validly designated proxy attends the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record owner, will vote your shares according to your instructions. You will need to follow the directions your bank or brokerage firm provides you.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

	Proposal	Board Recommendation
1.

Election of three Class I Directors, each for a three-year term expiring at the annual meeting of the Company’s stockholders to be held in 2015 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal

FOR
2.	Advisory resolution to approve executive compensation	FOR
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year	FOR
4.	Amendment to ON Semiconductor Corporation Amended and Restated Stock Incentive Plan to increase the number of shares available under the plan	FOR

We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

The Board has fixed the close of business on March 29, 2012, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 453,660,612 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present for the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters. As discussed in more detail below, we believe the following proposals will be considered non-routine and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors), Proposal No. 2 (Advisory Resolution to Approve Executive Compensation), and Proposal No. 4 (Amendment to the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan). Broker non-votes will not be counted as either votes cast for or against a matter, but will be counted for purposes of determining a quorum for the meeting.

Required Vote

On February 16, 2012, the Board approved an amendment to the Company’s bylaws and Corporate Governance Principles to change the way our directors are elected. See “The Board of Directors and Corporate Governance— Majority Voting for Directors” below in this proxy statement. As a result, each Director standing for election at the Annual Meeting in Proposal No. 1 must be elected by a majority of the votes cast with respect to that Director’s election, meaning that the number of votes cast “for” the Director nominee must exceed the number of votes cast “against” that Director nominee. Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal No. 1. Any incumbent Director nominee who is not elected by majority vote shall promptly tender his resignation to the Board. The Corporate Governance and Nominating Committee, or such other Board committee designated by the Board, will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results.

The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposal No. 2 (Advisory Resolution to Approve Executive Compensation), Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm) and Proposal No. 4 (Amendment to the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan). Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2, 3 and 4.

Your broker is NOT able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal Nos. 2 and 4. Accordingly, we encourage you to vote your shares on Proposals Nos. 1, 2 and 4, as well as Proposal No. 3, either by returning your proxy by internet, mail or telephone so that your shares will be voted at the meeting if you cannot attend in person.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

Proposal No. 1:

Election of Directors

The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class I Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2015. Due to his reaching the age of retirement set forth in the Company’s Corporate Governance Principles, Robert H. Smith, who is a current Class I Director, will not stand for re-election at the 2012 Annual Meeting. Each of the nominees has agreed to serve as a director if elected by the stockholders. The Class II Directors’ terms will expire in 2013. The Class III Directors’ terms will expire in 2014.

The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Atsushi Abe, Curtis J. Crawford, Ph.D., Bernard L. Han, Emmanuel T. Hernandez, Phillip D. Hester, Daryl A. Ostrander, and Teresa M. Ressel. The Board also determined that Robert H. Smith, who is retiring and will not stand for re-election at the Annual Meeting, is an independent director and that Francis P. Barton, who did not stand for re-election at the 2011 annual meeting but who served as a director until that date, was an independent director during the period of his service in 2011.

Transactions Considered in Independence Determinations.   Consistent with NASDAQ listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2009 between the Company and entities associated with the independent directors or members of their immediate family. The Board determined that no “categorical” bars to independence under NASDAQ listing standards applied to any of the non-employee directors. In making its determination that no relationships exist that, in the opinion of the Board, would impair the director’s independence, the Board considered the following transactions, relationships or arrangements: (i) the transactions, relationships or arrangements under the headings “Relationships and Related Transactions — Related Party Transactions” and “Management Proposals — Proposal 1: Election of Directors” included in our annual meeting proxy statements filed with the Commission on April 1, 2011 and April 9, 2010 and (ii) the associations certain of our non-employee Directors have with other companies in the semiconductor industry, as disclosed in their biographies and discussed further below.

In connection with clause (ii) above, in making independence determinations, the Board considered a category of transactions occurring since 2009 which involved the Company doing business with organizations in our industry that have a Company non-employee director serving in a board or management position.1 In each instance, the amounts paid to and received from each company (and ON Semiconductor) were significantly below the “categorical” bar to independence set forth in the NASDAQ listing standards, which uses a threshold of 5% of consolidated revenues of such entity. With the exception of the transaction with Cypress Semiconductor Corporation (“Cypress Semiconductor”), each of the below commercial relationships were in the ordinary course of business for ON Semiconductor and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers. In particular, the Board considered the following transactions and relationships with respect to the independence of certain non-employee directors:

•

With respect to the independence of Mr. McCranie and Mr. Smith, the Board considered the Company’s continued activity with Virage Logic Corporation (“Virage Logic”) relating primarily to the purchase of new licenses and the payment of maintenance, renewal and royalty fees under license agreements between the Company and Virage Logic and between AMIS Holdings, Inc. (“AMI”) and Virage Logic (prior to the Company’s acquisition of AMI). Mr. McCranie was the President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, was a director of Virage Logic from January 2007 until Virage Logic was purchased by Synopsys, Inc. (“Synopsys”) in September 2010, and served as the Executive Chairman of Virage Logic from October 2008 until Virage Logic was purchased by Synopsys in September 2010. Mr. Smith was a director of Virage Logic before its acquisition by Synopsys in 2010, and served in that position since 2003.

•

With respect to the independence of Mr. Hester, the Board considered sales to and purchases of supplies from National Instruments Corporation (“NIC”). Since December 2009, Mr. Hester has been the Senior Vice President of Research and Development of NIC.

•

Additionally, on December 22, 2008, the Company entered into a consulting agreement with Mr. Hester, which was later amended on April 22, 2009. Under the agreement, Mr. Hester provided research and development process related consulting services to the Company, on an hourly fee for service basis, starting on January 5, 2009 and ending on April 30, 2009.

•

With respect to the independence of Mr. Hernandez, the Board considered that Mr. Hernandez joined the Board of Directors of MEMC Electronic Materials, Inc. (“MEMC”) in May 2009. The Company purchases primarily silicon wafers and polysilicon from MEMC.

•

With respect to the independence of Mr. McCranie, the Board considered the purchase of the CMOS image sensor business unit from Cypress Semiconductor in February 2011. Mr. McCranie is a director of Cypress Semiconductor.

•

Additionally, with respect to the independence of Mr. McCranie, the Board also considered the sales of wafer, die and engineering services to Freescale Semiconductor Holdings I, Ltd. (“Freescale Semiconductor”) and certain of its subsidiaries. Mr. McCranie became a director of Freescale Semiconductor in March 2011.

1 In situations where the Company non-employee director’s interest was only related to his service as a director of the other company, Item 404 of Regulation S-K explicitly provides that a direct or indirect material interest does not exist for such director. In each other transaction where a determination was required, the Company non-employee director was determined not to have a direct or indirect material interest that would require disclosure under Item 404 of Regulation S-K as a “related party transaction.” Such determination included a consideration of any equity (or derivative rights) owned by the Company’s non-employee director in such other company.

•

With respect to the independence of Ms. Ressel, the Board considered that Ms. Ressel was the Chief Executive Officer of UBS Securities LLC from 2007 to 2012 and that an affiliate of that entity provides certain cash management services to the Company, while another affiliate is a syndicate lender under the Company’s revolving credit facility.

Unless you withhold your vote or indicate otherwise on your proxy card, and except in a case of a broker non-vote, proxies will be voted FOR the election of the nominees. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Set forth below is information concerning our nominees and other directors, including their business experience and public company directorships for the past five years.

In each biography below, we describe certain of the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company as of the date of this proxy statement. In addition to the specific qualifications described below, we believe that each director has the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Each is possessed of the business acumen and sound judgment that we believe are required for the proper functioning of our Board. Most of our directors also have significant other public company board experience that broadens their knowledge of board processes, issues and solutions.

In Proposal No. 1, you are asked to vote for each of the nominees for Class I directors listed below.

Class I — Current Terms Expiring in 2012

Atsushi Abe, 58.  Mr. Abe has served as a director of ON Semiconductor Corporation since February 2011. From December 2009 to the present, Mr. Abe has served as the managing partner of Sangyo Sosei Advisory Inc., a technology, media and telecommunication industry focused M&A advisory firm. From August 2004 to March 2009, he served as a partner at Unitas Capital (formerly CCMP Capital Asia and JP Morgan Partners Asia) and was responsible for investments in Japan and in technology companies generally. From August 1998 until July 2004, Mr. Abe worked for Deutsche Bank Group in San Francisco and in Tokyo as a managing director and held leadership positions including head of Global Corporate Finance in Japan, head of Global Semiconductor Investment Banking and head of TMT Investment Banking in Asia. From December 1992 through July 1998, Mr. Abe worked as a managing director for Alex Brown & Sons, Inc. in San Francisco and Tokyo, which was subsequently acquired by Deutsche Bank Group. Prior to joining Alex Brown & Sons, Inc., Mr. Abe spent over 14 years at Mitsui & Co., Ltd. where he held various management positions in the Industrial Electronics Division and Principal Investment Unit. Mr. Abe has served on the board of Edwards Group Limited, an UK based vacuum technology company, from May 2007 through October 2009.

Mr. Abe has extensive experience in the investment banking and private equity industry, particularly in the area of technology. Mr. Abe’s experience in M&A as well as in capital markets transactions provides valuable knowledge and perspective in financial transactions and negotiations. In addition, his familiarity with technology companies and businesses throughout Asia, including Japan, offers the Board unique insight.

Curtis J. Crawford, Ph.D., 64. Dr. Crawford has served as a director of ON Semiconductor Corporation since September 1999. Dr. Crawford served as ON Semiconductor’s Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc. (“XCEO”), a consulting firm specializing in leadership and corporate governance that provides mentoring and support for executives. Prior to founding XCEO, Inc., he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks, from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of Xylem and E.I. du Pont de Nemours. In the past five years, Dr. Crawford has also served on the board of directors for Agilysys, Inc. and ITT Corp. Dr. Crawford is the author of three books on leadership and corporate governance.

Dr. Crawford is a long-time member of the Board with the resulting in-depth knowledge of the Company’s strengths and issues. He has extensive experience in the semiconductor industry. He not only has management and technology experience, including as a chief executive officer of a publicly held semiconductor company, but offers us his extensive knowledge of leadership and corporate governance.

Daryl A. Ostrander, 63.  Mr. Ostrander has served as a director of ON Semiconductor Corporation since February 2009. Mr. Ostrander has 35 years of experience in the semiconductor industry with expertise in semiconductor manufacturing, semiconductor technology, and production implementation of new products. From 1981 to 2008, Mr. Ostrander was the Senior Vice President, Manufacturing and Technology for AMD, a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. Since 2008, Mr. Ostrander has operated his own enterprise, Ostrander Holdings, LLC. On February 1, 2010, Mr. Ostrander became a director of RF Micron, Inc., a private startup company focused on the development of next generation Radio Frequency Identifier (RFID) micro chips for itemized tracking applications. On February 3, 2011, Mr. Ostrander became a member of the advisory board for Correlated Magnetics Research, LLC, a company focused on development of correlated magnetic structures and programmable magnet technology. On June 6, 2011, Mr. Ostrander became a member of the advisory board for Caddie Central, LLC, a company that provides caddie tournament management and software services for resorts and golf tournaments.

Mr. Ostrander has extensive experience in the semiconductor industry. In addition to his management experience in a publicly held semiconductor company and his entrepreneurial experience, his focus on manufacturing processes offers the Board a different viewpoint.

Required Vote.   To be elected, each of the three Class I Director-nominees must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” election of each of the

Class I Director-nominees in Proposal No. 1.

The individuals listed below are also presently serving as Directors.

Class II — Current Terms Expiring in 2013

J. Daniel McCranie, 68.   Mr. McCranie has served as the Chairman of the Board of Directors of ON Semiconductor Corporation since August 2002 and as a Director since November 2001. Mr. McCranie served as Executive Chairman of Virage Logic, a provider of application optimized semiconductor intellectual property platforms, from October 2008 until it was purchased by Synopsys in September 2010. Previously, Mr. McCranie served as President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, Executive Chairman of Virage Logic from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic from August 2003 to March 2006. Prior to joining Virage Logic, from 1993 until his retirement in 2001, Mr. McCranie was employed in various positions with Cypress Semiconductor, a supplier of diversified, broadline semiconductor products, focusing on the communications industry, lastly as its Executive Vice President, Marketing and Sales. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie currently serves on the board of directors of Cypress Semiconductor and Freescale Semiconductor. Within the last five years, Mr. McCranie also served on the boards of directors of Virage Logic and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.

Mr. McCranie has extensive experience in the semiconductor industry, including management experience as a chief executive officer of two publicly held semiconductor corporations, with the resulting knowledge and understanding of what such a position entails. As a long-time member of our Board, Mr. McCranie has gained a deep understanding of the Company’s strengths and issues.

Emmanuel T. Hernandez, 56. Mr. Hernandez has served as a director of ON Semiconductor Corporation since November 2002. From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower Corporation in November 2008, but continued in a transition role at SunPower Corporation until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of Aruba Networks, MEMC Electronic Materials, Inc., EnStorage, Inc., a private company that develops flow battery/storage technology for the renewable energy industry, Soraa, Inc., a private company that is developing LED and laser technology, and is an operating partner for Khosla Ventures. In addition, in the past five years, Mr. Hernandez has also served on the board of directors of Integration Associates.

Mr. Hernandez has extensive experience in the semiconductor industry. In addition, through his experience as chief financial officer of both a publicly held semiconductor company and a publicly held solar company, Mr. Hernandez has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance. As a long time member of our Board, Mr. Hernandez has gained a deep understanding of the Company’s strengths and issues.

Teresa M. Ressel, 49.    Ms. Ressel has served as a Director of the Company since March 2012. Ms. Ressel served in executive roles for UBS from 2004 until earlier this year. She joined UBS Investment Bank in 2004 as the Chief Operating Officer, The Americas, was subsequently named the Chief Executive Officer of UBS Securities LLC in 2007, and was employed at various entities of UBS between 2004 and 2012. In those capacities, Ms. Ressel managed a broad array of supervisory control, regulatory, compliance, and logistics functions covering the United States and Canada, as well as banking activities intersecting the Americas. From 2001 until 2004, Ms. Ressel served at the United States Department of Treasury. She was confirmed by the United States Senate as the Ninth Assistant Secretary for

Management and Budget of the United States Department of Treasury and was designated by Presidential directive as the Chief Financial Officer of the department, where she served in both capacities. From 2000 to 2001, Ms. Ressel provided private equity consulting services. From 1994 to 2000, Ms. Ressel was a Vice President and then Senior Vice President at Kaiser Permanente (“KP”). In various positions at KP, Ms. Ressel served as the Vice President, Corporate Audit and Corporate Environmental Health & Safety Programs; the Vice President and Chief Compliance Officer; and the Senior Vice President and Chief Operating Officer, e-Commerce. From 1990 until 1994, Ms. Ressel was employed with Hewlett Packard as a Corporate Program Manager, first within the Corporate Manufacturing Group, Palo Alto, California and subsequently Hewlett Packard Asia Pacific Ltd. Ms. Ressel has been a member of the Board of Trustees of the University of Connecticut Medical Center since 2009.

Ms. Ressel has significant experience in the financial industry as well as a technical background in engineering. As a senior executive in financial and non-financial industries she has extensive experience in the preparation of financial statements and regulatory and non-regulatory compliance in both the private and government sectors. She also brings to our Board of Directors broad international experience and she has knowledge of end-user market affiliations.

Class III — Current Terms Expiring in 2014

Keith D. Jackson, 56. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer of ON Semiconductor Corporation in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008 and joined the board of directors of Veeco Instruments Inc. in February 2012.

Mr. Jackson is our chief executive officer and as such, offers the Board his extensive experience in the semiconductor industry and intimate and detailed understanding of the day to day workings of our Company and the issues that it faces.

Phillip D. Hester, 56. Mr. Hester has served as a director of ON Semiconductor Corporation since August 2006. In December 2009, Mr. Hester was appointed as the Senior Vice President of Research and Development at NIC where he was an independent technology consultant from April 2008 to December 2009. From 2005 to April 2008, he served as the Chief Technology Officer at Advanced Micro Devices, Inc. (“AMD”). From approximately mid-2006 to April 2008, Mr. Hester had also been a Senior Vice President of AMD. From September 2005 to approximately mid-2006, Mr. Hester was a Vice President of AMD. In his positions with AMD, Mr. Hester was responsible for, among other things, setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chaired the AMD Technology Council. Mr. Hester was a co-founder of Newisys, which is now a Sanmina-SCI company. From July 2000 to September 2005, Mr. Hester was the Chief Executive Officer of Newisys. Prior to July 2000, Mr. Hester spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council. Mr. Hester has over 30 years of system design and enterprise computing experience.

Mr. Hester has extensive experience in the semiconductor industry, including with technological issues, strategies, and design. He also has had management experience as a chief technology officer and as a chief executive officer.

Bernard L. Han, 48.    Mr. Han has served as a Director of the Company since March 2012. Since April 2009, Mr. Han has served as the Chief Operating Officer of DISH Network Corporation (“DISH Network”) and is in charge of all operations and information technology functions for DISH Network. Mr. Han served as DISH Network’s Executive Vice President and Chief Financial Officer from September 2006 until April 2009 and as Chief Information Officer from 2006 to 2007. Mr. Han also served as EchoStar Corporation’s (“EchoStar”) Executive Vice President and Chief Financial Officer from January 2008 to June 2010 pursuant to a management services agreement between DISH Network and EchoStar. From October 2002 to May 2005, Mr. Han served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. (“Northwest”). Mr. Han was the Executive Vice President and Chief Financial Officer of America West Airlines (“America West”) in 2002 before transitioning to Northwest in that same year. While at America West, he worked in other senior level sales and marketing and financial planning positions within the company from 1996 through 2001. Prior to joining America West, Mr. Han worked in various director and financial manager positions at Northwest between 1991 and 1995.

Mr. Han has a strong financial and operations background, through his experience as chief operations officer and chief financial officer of various publicly held companies. Mr. Han also has significant strategic planning and general management experience across a variety of corporate functions.

Proposal No. 2:

Advisory Resolution to Approve Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking for stockholder approval of the compensation of our Named Executive Officers (defined below under “Compensation of Executive Officers”). The Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of ON Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation of Executive Officers” in this proxy statement).

The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. The Company seeks to accomplish this goal by rewarding performance, both individual and corporate, in a way that is aligned with the Company’s and stockholders’ short and long-term interests. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our Named Executive Officers is performance-based and dependent upon the Company’s achievement of specified financial goals. The Company believes that its executive compensation program satisfies the Company’s goals. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion & Analysis (“CD&A”).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and will consider whether any actions are necessary to address those concerns. The Board has adopted a policy providing for an annual advisory vote to approve executive compensation. Unless the Board otherwise modifies this policy, the next advisory vote will be at the 2013 annual meeting of stockholders.

Required Vote.   The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Board of Directors recommends a vote “for” the advisory (non-binding) resolution to approve executive compensation in Proposal No. 2.

Proposal No. 3:

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2012 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2012, and is seeking ratification by the stockholders of this appointment.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.

Required Vote.   The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal.

The Audit Committee and the Board of Directors recommend a vote “for”

approval of Proposal No. 3.

Audit and Related Fees

The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers for 2011 and 2010.

Fee Type	2011 (in millions)	2010 (in millions)
Audit Fees (1)	$4.8	$2.5
Audit-Related Fees	$0.0	$0.0
Tax Fees (2)	$0.9	$1.0
All Other Fees	$0.0	$0.0

Total Fees	$5.7	$3.5

(1)

Includes fees billed or expected to be billed for each of 2011 and 2010 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents. The $2.3 million increase in 2011 is primarily related to the services rendered in connection with our acquisition of SANYO Semiconductor Co., Ltd. (“SANYO Semiconductor”) in January 2011, which included, among other audit procedures, the audit of the transaction and audits of certain acquired subsidiaries.

(2)

Includes fees billed for each of 2011 and 2010 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and expatriate tax preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services.  Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2011 and 2010, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

Proposal No. 4:

Amendment to the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan

General Information

The Board adopted the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Amended and Restated Plan”) on March 23, 2010. The Amended and Restated Plan was approved by the Company’s shareholders at the 2010 Annual Meeting of shareholders held on May 18, 2010. The Amended and Restated Plan will expire on March 23, 2020 unless the shareholders of the Company approve an extension to the Amended and Restated Plan.

As of March 6, 2012, a total of 11,409,781 shares remain available for grant under the Amended and Restated Plan. This number consists of the 26,100,000 shares approved by the Company’s shareholders at the 2010 Annual Meeting, plus 4,081,314 shares which were previously subject to awards granted under the ON Semiconductor Corporation 2000 Stock Incentive Plan (“2000 SIP”) that became available for grant after February 17, 2010 and were added to the share pool pursuant to Sections 5.1 and 5.2 of the Amended and Restated Plan, less 17,757,893 shares subject to outstanding awards made under the Amended and Restated Plan since March 23, 2010 that have not terminated, expired, lapsed or been paid in cash, less 1,013,640 shares issued in connection with option exercises or vesting of full value awards (restricted stock units, restricted stock, performance shares, performance share units and stock grant awards). Consistent with the Amended and Restated Plan, the preceding share numbers reflect a fungible design ratio of 1:1.58, whereby the share pool is charged 1.58 shares for each share subject to a full value award issued under the Amended and Restated Plan (the “Fungible Design”).

On March 21, 2012, the Board adopted, subject to shareholder approval, an amendment to the Amended and Restated Plan that would increase the number of shares available for grant under the Amended and Restated Plan by 33,000,000 shares.

The Board believes that the Company’s success is due to its talented workforce and that its future success depends on the Company’s continued ability to attract and retain talented people. The ability to grant equity awards is a critical tool in the Company’s efforts to achieve this objective.

Based on estimated usage, the Compensation Committee anticipates depleting the shares currently available for issuance under the Amended and Restated Plan by the end of fiscal 2013. In order to continue to have an appropriate supply of shares for equity incentives to recruit, hire and retain the talent required to successfully execute our business plans, our Board believes that the additional 33,000,000 shares requested will provide the Compensation Committee with sufficient shares for our equity compensation program through fiscal years 2014 to 2016, depending on various factors. While adding 33,000,000 shares to the Amended and Restated Plan will increase the potential dilution to our current shareholders, our Board of Directors believes that our equity compensation plan is well-managed. If the amendment to the Amended and Restated Plan is not approved by the shareholders, awards will continue to be made under the Amended and Restated Plan as currently in effect to the extent shares are available.

The Company has followed a responsible approach to equity-based compensation in the past. As shown in the following table, the Company’s three-year average annual burn rate is 2.80%, well below the ISS Corporate Services burn rate cap of 5.83% applied to our industry, and the Company’s three-year unadjusted average annual burn rate is 1.53%. Shares are stated in millions, rounded to conform with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, where applicable.

Year	Options Granted	Stock Grant Awards & RSUs/RSAs Granted	PBRSUs Earned (1)	Unadjusted Total ((d) = (a) + (b) + (c))	Adjusted Total (2)	Weighted Average Number of Common Shares Outstanding (3)	Unadjusted Burn Rate = Unadjusted Total / Common Shares Outstanding	Adjusted Burn Rate = Adjusted Total / Common Shares Outstanding (2)
	(a)	(b)	(c)	(d)
2011 (4)	1.1	1.7	5.3	8.1	15.1	446.7	1.81%	3.38%
2010 (5)	1.8	1.5	5.0	8.3	14.8	431.0	1.93%	3.43%
2009 (6)	0.5	0.6	2.5	3.6	6.7	420.8	0.86%	1.59%
3 year average							1.53%	2.80%

(1)

Performance metrics for the performance-based restricted stock units (“PBRSUs”) are described in this proxy statement under the heading “Compensation of Executive Officers — 2011, 2010 and 2009 Awards of PBRSUs.”

(2)

Adjusted total includes column (d) as adjusted to reflect that ISS Corporate Services considers full-value awards to be more valuable than stock options. The adjustment is made based on the Company’s annual stock price volatility, such that 1 full value award will count as 2.0 option shares.

(3)	Rounded to the nearest $0.1 million as disclosed in the Company’s Annual Report on Form 10-K for each of 2011, 2010 and 2009.

(4)

During 2011, (i) approximately 1.7 million of restricted stock units (“RSUs”) or stock grant awards were granted and (ii) approximately 5.3 million PBRSUs vested and the underlying common stock was issued. PBRSUs granted during 2011 totaling approximately 3.6 million are not included here.

(5)

During 2010, (i) approximately 1.5 million of RSUs or restricted stock awards (“RSAs”) were granted and (ii) approximately 5.0 million PBRSUs vested and the underlying common stock was issued. PBRSUs granted during 2010 totaling approximately 2.5 million are not included here. In 2010, outstanding equity awards covering 2.9 million shares were assumed pursuant to the acquisition of California Micro Devices Corporation. These awards are not included in the number of options granted and/or RSUs/RSAs granted in 2010.

(6)

During 2009, (i) approximately 0.6 million of RSUs or RSAs were granted and (ii) approximately 2.5 million PBRSUs vested and the underlying common stock was issued. PBRSUs granted during 2009 totaling 14.4 million are not included here, except to the extent they are part of the 2.5 million shares that vested during the year.

Set forth below is a summary of the principal provisions of the Amended and Restated Plan, as amended by the proposed amendment. The summary is qualified by reference to the full text of the Amended and Restated Plan, as amended by the proposed amendment, which is attached to this proxy statement as Appendix A and is marked to show the changes to be made pursuant to the amendment.

Summary of Plan Features

Purpose. The Board believes that the Amended and Restated Plan will promote the success and enhance the long-term growth of the Company by aligning the interests of participants in the Amended and Restated Plan with those of the Company’s stockholders and by providing those individuals with an incentive for outstanding performance to generate superior returns for the Company’s stockholders. The Board also believes that the flexible terms and conditions of the Amended and Restated Plan, which permit the grant of various forms of equity and non-equity awards with a variety of terms and conditions, allow the Company to attract, retain and motivate individuals upon whose judgment, interest and effort the successful conduct of the Company’s operation is largely dependent.

Administration.   The Amended and Restated Plan provides that it will be administered by the Compensation Committee (the “Committee”). The Board, in its discretion, has the authority to designate another committee comprised of at least three members of the Board to administer the Amended and Restated Plan. Each Committee member (or member of any applicable subcommittee of the Committee) must be (i) a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), if required to meet the conditions of exemption for awards under the Amended and Restated Plan from Section 16(b) of the Exchange Act, and (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations issued thereunder. The Committee, by majority action, is authorized to interpret the Amended and Restated Plan, to prescribe, amend, and rescind rules and regulations relating to the Amended and Restated Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Amended and Restated Plan, to the extent they are not contrary to express provisions of the Amended and Restated Plan.

The Committee has the authority, without limitation, to determine (i) the participants who are entitled to receive awards under the Amended and Restated Plan; (ii) the types of awards; (iii) the times when awards shall be granted; (iv) the number of awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to awards; (viii) the form of each award agreement; (ix) the other terms and provisions of any award; and (x) the schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee also has the authority to modify existing awards to the extent permitted under the Amended and Restated Plan. The Committee does not have the authority to accelerate the vesting or waive the forfeiture of any awards that are intended to qualify for the performance-based compensation exception to the compensation deduction limitations of Section 162(m) of the Code. Neither the award agreement nor the other terms and provisions of any award must be identical for each participant.

Pursuant to specific written delegation promulgated from time to time by the Committee in accordance with applicable state law and subject to certain restrictions and limitations, the Company’s Chief Executive Officer (“CEO”) has the authority to grant awards to individuals to expedite the hiring process and retain talented employees. However, the CEO does not have the authority to grant awards to any of the Company’s executives who are “covered employees,” as defined in Section 162(m) of the Code and the regulations issued thereunder, or to executives who are subject to Section 16 of the Exchange Act.

Stock Subject to the Amended and Restated Plan. As described under “General Information” above, the total number of shares of common stock available for grant pursuant to the Amended and Restated Plan as of March 6, 2012 was 11,409,781, which includes shares that terminated, expired or lapsed for any reason after February 17, 2010 through March 6, 2012 under the 2000 SIP and which again became available for grant under the Amended and Restated Plan pursuant to its Fungible Design. Under the proposed amendment to the Amended and Restated Plan, the number of shares available for grant under the plan would be increased by 33,000,000 for a total of 44,409,781 shares authorized for grant under the Amended and Restated Plan. This 44,409,781 share award pool will be increased by one share for each share subject to an option or SAR award under the 2000 SIP that either terminates, expires or lapses for any reason after March 6, 2012. Pursuant to the Fungible Design, the award pool also will be supplemented by 1.58 shares for each share that is subject to any full value award (restricted stock unit, restricted stock, performance share, performance share unit and stock grant awards) made under the 2000 SIP that either terminates, expires or lapses for any reason after March 6, 2012. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an option (or a portion thereof) will reduce the number of shares of stock available for issuance pursuant to the Amended and Restated Plan by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise. Also, shares of stock tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award will not become available for an additional grant or sale under the Amended and Restated Plan.

The maximum number of shares of stock that may be issued as incentive stock options under the Plan shall be 6,000,000. Shares delivered pursuant to the Amended and Restated Plan may consist of authorized but unissued stock, treasury stock, or stock purchased on the open market. The amount of stock reserved for grants pursuant to the Amended and Restated Plan is subject to adjustment in the event of certain changes in capital structure as described below under “Adjustment Provisions.”

Subject to the adjustment provisions of the Amended and Restated Plan, the maximum number of shares of stock subject to any option or SAR that may be granted to any one participant who is a “covered employee,” as defined in Section 162(m) of the Code and the regulations issued thereunder, during any Company fiscal year is 2,500,000 shares.

Eligibility. All employees, officers, non-employee directors of, and certain consultants to, the Company or an affiliate are eligible to participate in the Amended and Restated Plan. As of approximately March 6, 2012, there were approximately 18,500 employees, including officers and non-employee directors eligible to participate in the Amended and Restated Plan, subject to limitations of local law, tax policy and custom in certain foreign countries. Subject to certain requirements, prospective members of the Board, employees or officers of, and consultants to, the Company or an affiliate to whom awards are granted in connection with written offers of an employment, consulting or advisory relationship with the Company or an affiliate, also may be granted awards by the Committee.

The Committee has the authority to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of non-U.S. jurisdictions, to allow for tax-favored treatment of awards granted to participants who reside outside of the United States, or to otherwise provide for participation by participants who reside outside of the United States. The Committee also may approve any sub-plans, supplements to, or amendments, restatements or alternate versions of the Amended and Restated Plan as the Committee deems necessary to accomplish these purposes without affecting the terms of the Amended and Restated Plan as in effect for any other purpose, provided that these documents do not increase the share limitations set forth in Section 5.1 of the Amended and Restated Plan.

Awards Available Under the Amended and Restated Plan. Each of the following types of awards may be granted pursuant to the Amended and Restated Plan:

Stock Options. An option entitles the participant to purchase shares of stock in the future at a specified price. The Committee may grant both incentive stock options and nonqualified stock options under the Amended and Restated Plan. Incentive stock options will be granted only to participants who are employees. The exercise price of all options granted under the Amended and Restated Plan will be at least 100% of the fair market value of the common stock on the grant date. The “grant date,” as determined by the Committee, will be the latest to occur of (i) the date as of which the Committee approves an award; (ii) the date on which an award to a prospective employee, officer, non-employee director or consultant first becomes effective pursuant to the Amended and Restated Plan; or (iii) such other date as may be specified by the Committee in the award agreement. Stock options may be exercised as determined by the

Committee, but no option may be exercised more than seven years from the grant date. The Committee will determine the methods by which the exercise price of an option may be paid, the form of payment, including, without limitation, cash, promissory notes, shares of stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of stock will be delivered or deemed delivered to participants. Special rules will apply to incentive stock options as provided in the Amended and Restated Plan. Unless otherwise provided in the award agreement, an option will lapse immediately if a participant’s employment or services are terminated for Cause, as defined in the Amended and Restated Plan. A participant will have no rights as a stockholder with respect to options until the shares of stock are actually issued in connection with the award.

Restricted Stock Units. A restricted stock unit award gives the participant the right to receive common stock or a cash payment equal to the fair market value of the common stock (determined as of a specified date) in the future, subject to certain restrictions and to the risk of forfeiture. Participants holding restricted stock units have no rights as a stockholder with respect to the shares of stock subject to their restricted stock unit award prior to the issuance of such shares pursuant to the award.

Restricted Stock. A restricted stock award gives the participant the right to receive a specified number of shares of common stock at a purchase price determined by the Committee (including and typically zero). Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Committee. Unless otherwise specified in the award agreement, if the participant terminates employment during the restriction period, the unvested restricted stock is forfeited. An award of restricted stock may include the right to vote the stock during the restriction period.

Performance Shares. A performance share award gives the participant the right to receive common stock if the participant achieves the performance goals specified by the Committee during a performance period specified by the Committee.

Performance Share Units. A performance share unit award gives the participant the right to receive common stock, a cash payment or a combination of stock and cash, contingent on achievement of certain performance goals specified by the Committee during a performance period specified by the Committee.

Performance Cash Awards. A performance cash award gives the participant the right to receive a cash payment if certain performance goals specified by the Committee are satisfied during a performance period specified by the Committee.

Stock Appreciation Rights. A stock appreciation right (“SAR”) gives the participant the right to share in the appreciation in value of one share of common stock. Appreciation is calculated as the excess, if any, of (i) the fair market value of a share of common stock on the date of exercise over (ii) the price fixed by the Committee on the grant date, which may not be less than the fair market value of a share of common stock on the grant date. Payment for SARs shall be made in stock. SARs are exercisable at such times and subject to such restrictions and conditions as the Committee approves, provided that no SAR may be exercised more than seven years following the grant date.

Stock Grant Awards. A stock grant award gives the participant the right to receive, or the right to purchase at a predetermined price, shares of common stock free from vesting restrictions. A stock grant award may be granted or sold as consideration for past services, other consideration or in lieu of cash compensation due to any participant.

Performance Compensation Awards. When the Committee grants restricted stock, restricted stock units, performance shares, performance share units, performance cash awards and stock grant awards, it may designate the award as a “performance compensation award.” Performance compensation awards are designed to qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code. Section 162(m) of the Code only applies to “covered employees,” as that term is defined in Section 162(m) of the Code and the regulations issued thereunder. Therefore, only covered employees are eligible to receive awards that are designated as performance compensation awards. The Committee has complete discretion regarding whether to grant awards to covered employees that qualify for the “performance-based compensation” exception to Section 162(m) of the Code. Options and SARs granted pursuant to the Amended and Restated Plan are intended, by their terms, to qualify for the “performance-based compensation” exception. If the Committee designates a particular award as a “performance compensation award,” the Committee will endeavor to design and administer the award in a manner that will allow the award to qualify for the “performance-based compensation” exception under Section 162(m) of the Code. Nevertheless, the requirements of this exception are complex and in some respects ill-defined. Consequently, we cannot guarantee that compensation that is intended to qualify for the “performance-based compensation” exception under Section 162(m) will in fact so qualify.

A covered employee is only entitled to receive payment for a performance compensation award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the performance criteria specified in Section 2.1(bb) of the Amended and Restated Plan, a copy of which is attached to this proxy statement as Appendix A. Refer to Section 2.1(bb) of the Amended and Restated Plan for a complete list of the performance criteria. Some of the more significant performance criteria that the Company may rely on include: earnings before interest (income or expense), taxes, depreciation and amortization (“EBITDA”), earnings before interest (income or expense) and taxes (“EBIT”), pre- or after-tax net income, revenue, operating income, cash flow, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of stock and market share. In connection with that certain lawsuit filed in the United States District Court for the District of Delaware on December 15, 2010 brought by Robert A. Lorber, a stockholder of the Company, and pursuant to the Stipulation of Settlement entered into between the Company and Robert A. Lorber, which remains subject to court approval, the Company has agreed that it will not issue performance compensation awards based on the following performance criteria: standard hours, dealer size, dealer performance, channel size, purchase price variance, manufacturing overhead variance, brand awareness and perception, diversity, employee satisfaction, current accrued liabilities, invoiced revenue, collected revenue, economic value added, employee turnover, headcount, overtime hours, employee productivity, employee performance, and total preferred equity. The performance criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards. The performance criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies.

With respect to any performance compensation award granted to a covered employee that qualifies for the “performance-based compensation” exception to the Section 162(m) limitation, the Committee has the discretion to select the length of the performance period (which may be one or more periods of time of varying and overlapping durations, over which the attainment of one or more performance goals will be measured), the type of performance compensation award to be issued, the kind and/or level of performance goal or goals and whether the performance goal or goals apply to the Company, an affiliate or any division or business unit of any of them, or to the individual participant or any group of participants. The Committee also has the discretion to evaluate the achievement of the performance goals in a manner that includes or excludes certain events that may occur during the performance period, as described in the Amended and Restated Plan. The Committee has the discretion to decrease the amount of compensation payable pursuant to any performance compensation award but may not increase the compensation payable pursuant to any performance compensation award. The Committee must certify in writing prior to the payment of any performance compensation award that the performance goals and any other material terms and conditions precedent to such payment have been satisfied.

The maximum amount of any performance compensation award that may be granted to a covered employee during any performance period (regardless of the length of the performance period specified by the Committee) is 2,500,000 shares of common stock. In addition, the maximum amount of cash payable under a performance compensation award to a covered employee for a performance period (regardless of the length of the performance period specified by the Committee) is the dollar amount determined by multiplying two million five hundred thousand (2,500,000) by the fair market value of one share of the Company’s stock as of the first day of the performance period.

Minimum Vesting Periods; Waiver of Restrictions. Full value awards, such as restricted stock, restricted stock units, performance shares and performance share units, are subject to minimum vesting periods. Full value awards that are subject to time-based vesting must have a vesting period of at least three years, while awards that are subject to performance-based vesting must have a vesting period of at least one year. These awards may vest in increments during the applicable vesting period. The Committee, in its discretion, may provide in the award agreement for any full value award that the award vests, in whole or in part, on the participant’s termination of employment due to death, disability, retirement or the occurrence of a change in control. The Committee may grant full value awards that are not subject to the minimum vesting requirements, provided that the number of shares of stock subject to these awards plus the number of shares of stock subject to stock grant awards do not exceed 10% of the shares of stock available for the grant of awards pursuant to the Amended and Restated Plan.

Restrictions. Except as described above, the Compensation Committee may impose such restrictions on any awards under the Amended and Restated Plan as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the common stock is then listed and under any blue sky or state securities law applicable to the awards.

Change in Control. Upon a Change in Control (as that term is defined in the Amended and Restated Plan), the Board has the discretion to provide that all or part of outstanding options, SARs, and other awards shall become fully exercisable and all or part of the restrictions on outstanding awards shall lapse. Upon, or in anticipation of, such an event, the Committee may cause every award outstanding under the Amended and Restated Plan to terminate at a specific time in the future and shall give each participant the right to exercise awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. We discuss some of our existing change in control arrangements under “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” below in this proxy statement.

Non-transferability. The Committee may, in it sole discretion, determine the right of a participant to transfer any award granted under the Amended and Restated Plan. Unless otherwise determined by the Committee, no award granted under the Amended and Restated Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order in favor of a spouse (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, but for the fact that the order pertains to an award), or, if applicable, until the termination of any restricted or performance period as determined by the Committee.

A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death. If no beneficiary has been designated or survives the participant, payment will be made to the person entitled thereto under the participant’s will or the laws of descent and distribution. Subject to the foregoing, a participant may change or revoke a beneficiary designation at any time provided the change or revocation is filed with the Committee.

Adjustment Provisions. If there is a change in the outstanding shares of common stock because of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of stock available under the Amended and Restated Plan and subject to each outstanding award, and its stated exercise price or the basis upon which the award is measured, will be adjusted by the Committee. Moreover, in the event of such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended and Restated Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Any adjustment to an incentive stock option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any option or SAR that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

Amendment, Modification and Termination of Amended and Restated Plan. The effective date of the Amended and Restated Plan is March 23, 2010, the date it was approved by the Board. Subject to the Board’s right to amend or terminate the Amended and Restated Plan at any time, the Amended and Restated Plan will expire and no award may be granted under the Amended and Restated Plan after the tenth anniversary of the effective date, March 23, 2020, unless the shareholders of the Company approve an extension of the Amended and Restated Plan. Any awards outstanding on the tenth anniversary of the effective date (or later expiration date approved by the Company’s shareholders) will remain in effect according to the terms of the award agreement and the Amended and Restated Plan.

The Board has discretion to terminate, amend or modify the Amended and Restated Plan at any time. Any such action of the Board is subject to the approval of the shareholders to the extent required by law, regulation or the rules of any exchange on which the common stock is listed, quoted or traded. To the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Amended and Restated Plan. Except as otherwise provided in the Amended and Restated Plan, the Board, CEO and the Committee may not do any of the following without shareholder approval: (i) reduce the purchase price or exercise price of any outstanding award, including any option or SAR; (ii) increase the number of shares available under the Amended and Restated Plan (except in connection with any adjustment made pursuant to the adjustment provisions described above); (iii) grant options with an exercise price that is below fair market value of a share of common stock on the grant date; (iv) reprice previously granted options or SARs; or (v) cancel any option or SAR in exchange for cash or any other award or in exchange for any option or SAR with an exercise price that is less than the exercise price for the original option or SAR.

The Amended and Restated Plan or any award agreement can also be amended to comply with Section 409A of the Code or to exclude or exempt the Amended and Restated Plan or any award from the requirements of Section 409A of the Code.

Tax Withholding. The Company will have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the Amended and Restated Plan. To the extent that alternative methods of withholding are available under applicable laws, the Company will have the power to choose among such methods.

Federal Income Tax Information. The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended and Restated Plan based on current federal income tax laws, which are subject to change. This summary is not intended to be exhaustive and does not describe state, local, or foreign income tax consequences which may also be applicable.

As a general rule, with the exception of a stock grant, a participant will not recognize taxable income with respect to any award at the time of grant. A participant will recognize income on a stock grant award at the time of grant. If a participant who receives a restricted stock grant makes the election permitted by Section 83(b) of the Code, the participant will recognize income on the award at the time of grant.

Upon exercise of a nonqualified stock option, the lapse of restrictions on restricted stock, or upon the payment of SARs, restricted stock units, performance shares, performance share units, performance cash awards, or stock grant awards, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the stock or amount received on the date of exercise, lapse of restriction or payment. The Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the participant.

A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the stock’s fair market value over the option price could be subject to the alternative minimum tax in the year of exercise (assuming the stock received is not subject to a substantial risk of forfeiture or is transferable). If a participant sells or disposes of the stock acquired upon the exercise of an incentive stock option after the later of two years from the date of grant, or one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements for this tax favored treatment and the tax consequences described for nonqualified stock options will apply.

Section 409A of the Code, among other things, expanded the definition of deferred compensation arrangements to include, for example, below market option and SAR grants, as well as restricted stock units, performance shares, performance share units, and performance cash awards. If awards that are subject to Section 409A fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Committee. The Company intends (but cannot and does not guarantee) that awards granted under the Amended and Restated Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the Amended and Restated Plan in such a manner.

Special Rules Applicable to Officers. In limited circumstances where the sale of common stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

Tax Consequences to the Company or Its Affiliates. To the extent that a grantee recognizes ordinary income in the circumstances described above, the Company or the affiliate for which the employee performs services may be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not subject to the $1 million deduction limit for certain executive compensation under Section 162(m) of the Code.

New Plan Benefits.   Benefits under the Amended and Restated Plan will depend on the Committee’s actions and the fair market value of the Company’s stock at various future dates. Consequently, it is not possible to determine the future benefits that will be received by the Amended and Restated Plan participants.

Prior Grants under the Amended and Restated Plan.  As of March 6, 2012, 13,885,646 shares subject to awards have been granted under the Amended and Restated Plan, not inclusive of adjustments for shares subject to full value awards as described in the general information above.

The below table represents all equity awards granted from the Amended and Restated Plan from adoption through March 6, 2012 to the Company’s Named Executive Officers, current executive officers who are not Named Executive Officers, Non-Employee Directors, and all other employees. The below amounts do not include adjustments for the Fungible Design of the Amended and Restated Plan.

Name	Shares Underlying Options (#)	Shares Underlying Performance Based Awards (#) (1)	Shares Underlying Stock and Time-Based Awards (#)
Named Executive Officers:
Keith D. Jackson, President and Chief Executive Officer	476,191	778,095	238,095
Donald A. Colvin, Executive Vice President and Chief Financial Officer	190,477	265,238	95,238
Robert Charles Mahoney, Executive Vice President, Sales and Marketing	0	149,761	29,762
W. John Nelson, Ph.D., Executive Vice President and Chief Operating Officer	190,477	285,238	95,238
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	79,366	119,682	39,682
Current executive officers (not including Named Executive Officers), as a group:	166,669	235,332	83,332
Directors, including nominees (who are not current executive officers), as a group:	20,000	0	142,992
All Employees (including officers who are not current executive officers), as a group:	3,176,040	2,938,169	4,090,572

(1)

Amounts shown in this column represent the number of PBRSUs granted under the Amended and Restated Plan assuming that the maximum level of performance goals are achieved. These amounts do not necessarily represent the number of shares used for expensing purposes or the number of units which are expected to vest. For example, as of December 31, 2011, approximately one-third of the PBSRUs awarded on March 7, 2011 and discussed under “2011, 2010 and 2009 Awards of PBRSUs” were expected to vest. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

Required Vote.  The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of this proposal.

The Board recommends a vote “for” the amendment to the Amended and Restated Plan described in Proposal No. 4.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth equity compensation plan information as of December 31, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (5)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category:
Equity compensation plans approved by security holders (1)	23,160,006 (3)	$7.17	21,468,486 (6)
Equity compensation plans not approved by security holders (2)	5,214,056 (4)	$9.24	0
Total	28,374,062		21,468,486

(1)	Consists of the Amended and Restated Plan, the 2000 SIP and the ON Semiconductor Corporation 2000 Employee Stock Purchase Plan (“ESPP”).

(2)

ON Semiconductor has assumed awards in accordance with applicable NASDAQ listing standards under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan, which has not been approved by the Company’s stockholders but which was approved by the AMIS Holdings, Inc. stockholders. The Company has also assumed awards in accordance with applicable NASDAQ listing standards under the following plans, which have not been approved by the Company’s stockholders but which were approved by the Catalyst Semiconductor, Inc. stockholders: the Catalyst Options Amended and Restated 2003 Stock Incentive Plan, the Catalyst 2003 Director Stock Option Plan, and the Catalyst 1998 Special Equity Incentive Plan. The Company has also assumed awards in accordance with applicable NASDAQ listing standards under the following plans, which have not been approved by the Company’s stockholders but which were approved by California Micro Devices Corporation stockholders: the California Micro Devices Corporation 2004 Omnibus Incentive Compensation Plan, the California Micro Devices Corporation 1995 Non-Employee Directors’ Stock Option Plan, the California Micro Devices Corporation 1995 Employee Stock Option Plan and options granted under agreements between California Micro Devices and certain employees. Also included are shares that were added to the 2000 SIP as a result of the assumption of the number of shares remaining available for grant under the AMIS Holdings, Inc. Employee Stock Purchase Plan and AMIS Holdings Inc. Amended and Restated 2000 Equity Incentive Plan.

(3)

Includes 9,233,153 shares of common stock subject to RSUs that will entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service or based on the achievement of certain performance criteria. This column excludes purchase rights accruing under the ESPP that has a shareholder approved reserve of 15,000,000 shares. Under the ESPP, each eligible employee may purchase up to the lesser of (a) 500 shares of common stock or (b) the number derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period, as defined in the ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period.

(4)

Includes 413,301 shares of common stock subject to RSUs that will entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service. These RSUs include the RSUs assumed in connection with acquisitions and RSUs that were granted from the shares that were added to the 2000 SIP as a result of the assumption of the number of shares remaining available for grant under the AMIS Holdings, Inc. Employee Stock Purchase Plan and AMIS Holdings Inc. Amended and Restated 2000 Equity Incentive Plan.

(5)

Calculated without taking into account shares of common stock subject to outstanding RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(6)

Includes 4,050,854 shares of common stock reserved for future issuance under the ESPP and 17,417,632 shares of common stock available for issuance under the Amended and Restated Plan as adjusted to account for full value awards which reduce the shares of common stock available for future issuance at a fungible ratio of 1:1.58 for each full value award previously awarded pursuant to the plan document. The 2000 SIP terminated on February 17, 2010, thus there are no available shares for future grants under the 2000 SIP.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board met 5 times last year and the committees, including any special committees, of the Board held a total of 30 meetings. Each director serving during 2011 attended at least 75% of the aggregate of all Board and applicable committee meetings held during 2011. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, two Directors, Messrs. McCranie and Jackson attended the annual meeting of stockholders on May  11, 2011.

Committees of the Board

Our current Board standing committees and membership is as follows:

Corporate Governance and Nominating Committee	Audit Committee**	Compensation Committee**	Executive Committee	Integration Oversight Committee	Science and Technology Committee
Curtis J. Crawford*	Emmanuel T. Hernandez*	Robert H. Smith*	J. Daniel McCranie*	Atsushi Abe*	Phillip D. Hester*
Philip D. Hester	Curtis J. Crawford	Curtis J. Crawford	Curtis J. Crawford	Emmanuel T. Hernandez	J. Daniel McCranie
J. Daniel McCranie	Robert H. Smith	J. Daniel McCranie	Phillip D. Hester	Daryl A. Ostrander	Daryl A. Ostrander
Daryl A. Ostrander	Atsushi Abe**	Atsushi Abe**	Keith D. Jackson
Teresa M. Ressel **

*	Denotes the Chairman of such committee.

**

As described above, for personal reasons, Mr. Barton chose not to stand for re-election at the 2011 Annual Meeting. He remained a Director and Audit Committee member until the 2011 Annual Meeting. Due to his reaching the age of retirement, Mr. Smith will not stand for re-election at the 2012 Annual Meeting. He will remain a Director and Audit Committee and Compensation Committee member until the 2012 Annual Meeting. Mr. Abe joined the Audit Committee and Compensation Committee on March 21, 2012. Ms. Ressel was appointed to the Board on March 21, 2012 and joined the Audit Committee effective that same day.

Audit Committee.   The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Exchange Act, has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Audit Committee has the specific purpose under its charter to:

•	monitor the integrity of the corporate accounting and financial reporting processes of the Company and the audits of the financial statements;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications and performance of our internal and independent auditors;

•

oversee that management has the processes in place to assure our compliance with applicable corporate policies, and legal and regulatory requirements that may have a material impact on our financial statements; and

•	inform the Board and appropriately provide information and materials on significant matters that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:

•

pursuant to the Commission’s rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

review and oversee related party transactions to the extent required under applicable federal securities laws and related rules and regulations or NASDAQ rules, unless such transactions are submitted to another comparable independent body of the Board;

•

discuss with management our major financial risk exposures and the steps we have taken to monitor and control such exposures, including related risk assessment and risk management policies as they relate to the Audit Committee’s responsibilities; and

•

review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report.

The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, as provided in its charter, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.

The Board has determined that each member of the Audit Committee during 2011 is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Proposal No. 1: Election of Directors – Class II – Current Terms Expiring in 2013” above for more information regarding Mr. Hernandez’s experience. See also “Audit Committee Report” below for more information on this committee. The Audit Committee met eight times in 2011.

Compensation Committee.  The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Among other things, our Compensation Committee has the specific purpose under its charter to:

•

discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the CEO, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.

Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:

•

annually review and approve corporate goals and objectives relevant to the compensation of each of our CEO and senior executives, evaluate each of our CEO and senior executive’s performance in light of those goals and objectives, establish the compensation level for each of our CEO and senior executives based on this evaluation, subject to any employment agreements that may be in effect (the CEO may not be present during deliberation or voting concerning the CEO’s compensation);

•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•

administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•

retain or terminate any compensation consultants or other advisors to assist the Compensation Committee in evaluating any aspect of CEO, senior executive or Outside Director compensation or on any other subject relevant to its responsibilities, including the authority to approve such consultant’s or advisor’s fees;

•	review insurance coverage for directors and officers and make recommendations to the Board with respect to such insurance;

•	obtain or perform an annual evaluation of the Compensation Committee’s performance; and

•	consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk taking.

Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the CD&A in this proxy statement.

The Amended and Restated Plan approved by our stockholders at our 2010 annual meeting of stockholders and contemplates that pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “Covered Employees” or subject to Section 16 of the Exchange Act to expedite the hiring process and retain talented employees. We describe the role of executive officers in determining or recommending the amount or form of executive compensation in the CD&A under “Processes and Procedures for Considering and Determining Executive Compensation — Role of Senior Officers in Determining Executive Compensation.” The role that officers play in determining or recommending the amount or form of director compensation is generally consistent with that description.

The Compensation Committee has regularly and directly engaged a compensation consultant to assist in recommending the form and amount of executive and director compensation. In April 2010, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) to assist in recommending the form and amount of executive and director compensation. In May 2011, the Compensation Committee retained Meyercord & Associates (“Meyercord”) as its primary compensation consultant. Additional information regarding the Compensation Committee’s retention and use of the consultants can be found in “Compensation of Directors — Discussion of Director Compensation” and in the CD&A in “Processes and Procedures for Considering and Determining Executive Compensation — Role of Compensation Consultants.”

The Board has determined that each current member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met nine times in 2011.

Executive Committee.    The Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com.

Our Executive Committee has the specific purpose under its charter to:

•

exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to applicable restrictions and limitations.

As set forth in its charter, the Executive Committee does not have the power, among other things, to:

•	amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;

•	appoint or remove the Chairman of the Board, the President or the CEO; or

•

appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law).

The Executive Committee met two times in 2011.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:

•	assist the Board in identifying qualified individuals to become Board members;

•	assist the Board in determining the composition of the Board and its committees;

•	assist the Board in monitoring the process to assess Board effectiveness;

•	assist the Board in developing and implementing the Company’s corporate governance principles; and

•

review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:

•	oversee the evaluations of the Board and its committees;

•

develop and periodically review criteria for director nominees, which may include without limitation specific skills, experience, other qualifications and diversity, and develop a process for the recommendation of director nominees by the Corporate Governance and Nominating Committee;

•

identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria, including nominees’ qualifications, capability and availability to serve, conflicts of interest and other relevant factors;

•	make recommendations to the Board regarding director retirement age and tenure;

•	make recommendations to the Board regarding the size and composition of the Board;

•	review and make recommendations to the Board regarding committee assignments;

•	retain and terminate any search firm to be used to identify director candidates and approve fees and retention terms of any such search firm;

•	subject to applicable law, consider stockholder nominations, if a stockholder complies with our director nomination procedures described in the bylaws and applicable law;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such principles;

•	review activities of directors with the Company or other entities that may diminish such director’s effectiveness or be inconsistent with the criteria established for Board membership;

•	encourage and facilitate directors’ continuing education;

•

develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis;

•	review and oversee environmental, health and safety related matters; and

•	review the Company’s risk exposure relating to the foregoing functions and provide guidance to the Board regarding its risk oversight responsibilities.

As noted above, the Corporate Governance and Nominating Committee is required to develop and periodically review criteria for director nominees, which may include specific skills, experience, other qualifications and diversity. We have no formal policy on the consideration of diversity in identifying director nominees, but we endeavor to have a board representing diverse experiences and in areas that are relevant to the Company’s global activities. When the Committee considers diversity, it may consider diversity of experience, skills and viewpoints, as well as traditional diversity concepts such as race or gender, as it deems appropriate.

Among other matters, the Corporate Governance and Nominating Committee may consider the following nomination criteria regarding Board membership:

•	the appropriate size of the Board;

•

a nominee’s knowledge, skills and experience, including without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance and intellectual property;

•	the needs of the Company with respect to particular skills and experience;

•	a nominee’s independence as defined in NASDAQ and Commission rules and regulations;

•	diversity;

•	a nominee’s age and tenure; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.

The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. See also, “Corporate Governance Principles — Qualifications” for a further discussion about qualifications for our Board members. Other than the foregoing, there are no stated criteria for Director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance and Nominating Committee does believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Corporate Governance and Nominating Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the willingness of current members of the Board to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals, which may include engaging a professional search firm from time to time. The Company did not retain a professional search firm during fiscal 2011 to recommend director nominees. However, XCEO, as a third party, from time to time provides information to the Board free of charge to assist in identifying and evaluating potential candidates. Pursuant to its charter, if a shareholder complies with the director nomination procedures described in the bylaws, the Corporate Governance and Nominating Committee will consider that nomination and will evaluate the stockholder nomination in the same manner as it evaluates other nominees. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.

The Board has determined that each of the current members of the Corporate Governance and Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Corporate Governance and Nominating Committee met five times in 2011.

Other Committees.    In February 2011, the Company established two new Board committees: the Integration Oversight Committee and the Science and Technology Committee. The Integration Oversight Committee oversees integration activities for certain designated acquisitions of the Company, including the SANYO Semiconductor transaction, as determined by the committee in its sole discretion. The Science and Technology Committee advises the Board as to the scope, health, direction, quality, investment levels and execution of the Company’s technology strategies.

The Board, from time to time, has deemed it desirable and in the best interest of the Company to form various special committees and independent committees.

Compensation of Directors*

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	Option Awards ($) (3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Atsushi Abe	58,439	206,662	80,000	0	0	0	345,101
Francis P. Barton	25,022	48,913	0	0	0	0	73,935
Curtis J. Crawford	84,500	208,912	0	0	0	0	293,412
Emmanuel T. Hernandez	83,000	208,912	0	0	0	0	291,912
Phillip D. Hester	71,000	208,912	0	0	0	0	279,912
Keith D. Jackson (4)	0	0	0	0	0	0	0
J. Daniel McCranie	129,500	208,912	0	0	0	0	338,412
Daryl A. Ostrander	71,000	208,912	0	0	0	0	279,912
Robert H. Smith	84,000	208,912	0	0	0	0	292,912

*	This table includes compensation for 2011 for all persons who served as directors at any time during 2011.

(1)

This column includes annual retainer fees earned for 2011 regardless of when paid. For additional information about compensation paid to directors see “Compensation of Directors — Discussion of Director Compensation” and “Compensation of Directors — Retainers” below. As described above, Mr. Barton did not stand for re-election at the 2011 Annual Meeting. Amounts in this column for Mr. Barton reflect retainer fees earned for his service through the date of the 2011 Annual Meeting. Mr. Abe was elected to the Board in February 2011. Amounts in this column for Mr. Abe reflect retainer fees earned from the start date of his service on the Board.

(2)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) with respect to the awards of fully vested stock made in 2011. The 2011 awards are described below under “Equity Compensation” and consisted of a stub period grant and an annual grant. Grant date fair value is the closing price ($10.71 for the stub period grant and $10.50 for the annual grant) on the date of grant (March 7, 2011 for the stub period grant and June 6, 2011 for the annual grant) for the stock. As Mr. Barton resigned effective as of the 2011 Annual Meeting, he only received the stub period grant. As of December 31, 2011, the directors (other than Mr. Jackson) did not hold unvested stock awards other than options described in footnote 3 below. With respect to Mr. Jackson, see footnote 4 below.

(3)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) with respect to awards of options in 2011. The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions equivalent is included in the table below. We describe these options in more detail under “Equity Compensation” below. In 2011, there were no grants of stock options to directors other than Mr. Abe, who was granted 20,000 stock options on March 7, 2011 due to his appointment to the Board. The grant date fair value of Mr. Abe’s award computed in accordance with ASC Topic 718 (formerly FAS 123R) was $4.00 per option. With respect to Mr. Jackson, see footnote 4 below. As of December 31, 2011, the following directors held stock options (vested and non-vested) to purchase common stock in the following amounts: Mr. Abe — 20,000; Mr. Crawford — 26,983; Mr. Hernandez — 14,000; Mr. Ostrander — 20,000; and Mr. Smith — 20,000. The following table sets forth the assumptions in our calculations of grant date fair value for options granted in fiscal 2011 for the following Director:

Name	Grant Date	Volatility %	Expected Life (years)	Risk-Free Interest Rate (%)	Dividend Yield ($)	Aggregate Grant Date Fair Value ($)
Atsushi Abe	03/07/2011	41.04%	4.57	2.23%	0	80,000

(4)

Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any compensation in connection with his service as a Director.

Discussion of Director Compensation. The Compensation Committee regularly reviews the compensation payable to Outside Directors. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee. In reviewing Board compensation practices, the Compensation Committee is advised by its outside consultants from time to time. In December 2010, Cook provided the Board with an analysis of outside director compensation, including a review of director compensation of a peer group. Acting on this report and the recommendations therein, in early 2011, the Compensation Committee approved the compensation program for our directors as described below.

Retainers.   Under the Director compensation program in 2011, the annual cash retainers were:

•	to the Chairman of the Board, $114,000 per year;

•	to Outside Directors, $59,000 per year;

•	to the Chair of the Audit Committee, $20,000 per year;

•	to the non-Chair members of the Audit Committee, $10,000 per year;

•	to the Chair of the Compensation Committee, $15,000 per year;

•	to the non-Chair members of the Compensation Committee, $7,500 per year;

•	to the Chair of the Corporate Governance and Nominating Committee, $8,000 per year;

•	to the non-Chair members of the Corporate Governance and Nominating Committee, $4,000 per year;

•	to the Chair of the Science and Technology Committee, $8,000 per year;

•	to the non-Chair members of the Science and Technology Committee, $4,000 per year;

•	to the Chair of the Integration Oversight Committee, $8,000 per year; and

•	to the non-Chair members of the Integration Oversight Committee, $4,000 per year.

Annual cash retainers are paid quarterly in arrears and will be pro-rated based upon the period of time that a director has served on the Board or a committee of the Board, as applicable.

Equity Compensation.   Consistent with past practice, when an individual initially becomes a member of the Board, we grant him or her a stock option (or other comparable equity-based compensation) to purchase 20,000 shares of our common stock, with equal pro rata vesting over a three-year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the terms of the applicable stock incentive plan and a relevant stock option grant agreement. In connection with joining the Board on March 21, 2012, Ms. Ressel and Mr. Han received such an option on April 2, 2012.

In February 2011, the Compensation Committee adopted certain changes to the director compensation program. Under the new program, each Outside Director is to receive an annual award of fully-vested stock with a value equal to $160,000. In contrast to prior years where the annual grant was made early in the year, the annual grant for 2011 and subsequent years was to be made at or around the time of the annual meeting. In 2011 only, therefore, each Outside Director also received a stub period grant of fully-vested stock with a pro-rated value of approximately $48,912 ($46,663 for Mr. Abe) to cover the period from January 2011 through the end of the month for the 2011 Annual Meeting. For the stub period grant, based on the closing price of our stock on March 7, 2011 ($10.71), the effective date of the grant, this resulted in a grant of 4,567 shares to each Outside Director other than Mr. Abe, and of 4,357 shares to Mr. Abe. For the annual grant, based on the closing price of our stock on June 6, 2011 ($10.50), the effective date of the grant, this resulted in a grant of 15,238 shares to each Outside Director except Mr. Barton, who did not continue as a director after the 2011 Annual Meeting. The 2011 grants were made under the Amended and Restated Plan. Under our director compensation program, should a director be appointed after the date of the annual grant, the award amount would be prorated based on the period of the year during which the director serves. Based on the last market study conducted prior to the grant, this amount was determined to be an amount allowing total Director compensation to be at or about the mid-point of our peer group in effect at the time. As Ms. Ressel and Mr. Han joined the Board on March 21, 2012, each of their stock awards received on April 2, 2012 reflects the period of time they served on the Board.

Other.    We reimbursed Outside Directors for reasonable expenses incurred to attend Board and committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.

Majority Voting for Directors

On February 16, 2012, the Board adopted an amendment to our Bylaws and Corporate Governance Principles to change the way our Directors are elected. After such amendment, each director will be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. However, if, as of the tenth day preceding the date we first mail the notice of such meeting to our stockholders, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent director must promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee, or such other committee designated by the Board for this purpose, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board must act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within ninety days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a director’s resignation pursuant to these provisions, or if a nominee for director is not elected and the nominee is not an incumbent director, then the resulting vacancy may be filled by vote of a majority of the Directors then in office pursuant to Article NINTH, Section 2 of our Amended and Restated Certificate of Incorporation.

Other Board Matters

Board Leadership Structure.  We currently separate the roles of CEO and Chairman of the Board to align the Chairman role with our independent Directors and to further enhance the independence of the Board from management. Our Chairman works closely with our CEO to set the agenda for meetings, facilitate information flow between the Board and management, and to gain the benefit of the CEO’s Company-specific experience, knowledge and expertise.

The Board’s Role in Risk Oversight.  While management is responsible for the day-to-day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Board, both directly and through its committees, carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks and strategic risks, along with key risk areas within each of those risk categories. The Board also reviews with management, as appropriate, mitigation measures being taken to address such risks. While the Board has primary responsibility for risk oversight, the Board’s committees support the Board by regularly addressing risks in their respective areas of oversight. Specifically, the Audit Committee charter requires the Audit Committee to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In designing our compensation programs and structuring awards, the Compensation Committee considers the likelihood of undue risk taking and the impact that such compensation decisions may have on the Company’s risk profile. The Corporate Governance and Nominating Committee, Integration Oversight Committee, and the Science and Technology Committee charters also require each committee to review the Company’s risk exposure relating to their respective functions and, in the case of the Corporate Governance and Nominating Committee, to provide guidance to the Board regarding its overall risk oversight responsibilities. The Chairman of the relevant committee then reports on risk discussions to the full Board to the extent appropriate.

As part of its review of the Company’s material areas of risk, the Board has semiannual strategy and planning meetings at which business plans and proposals for the Company and various units or groups within the Company are presented and discussed. Comprehensive risk analysis is a significant part of such planning. At quarterly Board meetings, our business unit heads, and the heads of certain administrative function groups, report to the Board or the appropriate committee regarding status. These reports include risk evaluation and assessment as a matter of course. For example, internal audit presents quarterly reports to the Audit Committee that include analysis of financial and regulatory risk. Specific risks are addressed appropriately as and when they are identified. At least annually, the Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion.

For additional information regarding risk considerations in setting compensation for our Named Executive Officers, see “Compensation Discussion and Analysis — Processes and Procedures for Considering and Determining Executive Compensation — Risk Analysis” below.

Corporate Governance Principles

The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and last amended on February 16, 2012 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:

The Role of Board and Management.  Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.

Functions of the Board.  The Board has at least four regularly scheduled meetings a year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues facing the Company. The Board may choose to schedule additional meetings in accordance with our by-laws. In addition to general oversight of management, the Board, acting through its directors or members of its committees, also performs specific functions, including, among other things: (i) selection, evaluation and compensation of the CEO and other senior management and overseeing CEO succession planning; (ii) reviewing and monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) assessing major risks facing the Company and reviewing options for their mitigation; (iv) ensuring that processes are in place for maintaining the integrity of the Company, financial statements, compliance with law and ethics, relationships with customers and suppliers, and relationships with other stakeholders; and (v) performing such other functions as are prescribed by law.

Qualifications.  Directors should possess the highest personal and professional ethics, integrity and values, and be committed to serve on the Board for an extended period of time. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experiences, and in areas that are relevant to the Company’s global activities. See “Management Proposals — Proposal No. 1: Election of Directors” above, regarding classification of Directors, and “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” above, regarding the qualifications we seek in our Directors. The Principles require that Directors shall limit the number of boards of public or private companies (excluding non-profits and subsidiaries) on which they serve to no more than four for Outside Directors and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed annually by the Corporate Governance and Nominating Committee. In addition, after a Director reaches the age of 75, the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for re-election.

Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable Commission, NASDAQ and other rules and regulations.

Board Committees.  See “The Board of Directors and Corporate Governance — Committees of the Board” above, for information regarding committees established by the Board.

Self-Evaluation.  The Board will perform an annual self-evaluation, in order to provide its assessment of the effectiveness of the Board. The Corporate Governance and Nominating Committee is charged with overseeing the evaluation of the Board and its committees.

Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. The Board has delegated responsibility for determining Outside Director compensation to the Compensation Committee pursuant to its charter. In determining compensation and benefits, the Compensation Committee is guided by three goals: (i) compensation should fairly pay Directors for work required in a public company of our size and scope; (ii) compensation should align Directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity-based awards.

Directors’ and Officers’ Stock Ownership Guidelines. In order to align Directors’ and officers’ interests and objectives with those of stockholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has established guidelines for Company stock ownership which were amended on February 16, 2012. Directors who are not officers are required to hold Company stock in an amount equal to a minimum of five times the annual director retainer fee set for non-chair directors. Directors serving on the Board as of February 16, 2012 are expected to meet the ownership requirement within three years of such date. Directors who are elected or appointed following February 16, 2012 will be expected to meet the ownership requirement within five years of commencing service on the Board. For Directors serving on the Board as of February 16, 2012, their guideline is established using the annual director retainer fee on this date and the average closing price of the Company’s common stock as calculated under the guideline. New directors will have their individual guideline established based upon their annual retainer fee and the average closing price of the Company’s common stock as calculated under the guideline at the time they commence service on the Board. If a Director fails to attain this stock ownership guideline within the specified transition period, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next stockholder meeting at which that Director’s class is up for re-election. Once established, a Director’s guideline will generally not change as a result of changes in the annual retainer fee or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:

•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company; and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.

Officers of the Company and the Company’s subsidiary, Semiconductor Components Industries, LLC (“SCI”), are required to hold Company stock in an amount equal to a minimum of a multiple of base salary as follows: (i) CEO — five times annual base salary; (ii) Executive Vice Presidents — two times annual base salary; and (iii) Senior Vice Presidents — one times annual base salary. The CEO is expected to meet the ownership guideline within two years of February 16, 2012. The Executive Vice Presidents and Senior Vice Presidents subject to the guideline as of January 1, 2008 were expected to meet the ownership requirement within four years of such date and officers who become subject to the guidelines after that date (or February 16, 2012 in case of the CEO) will have four years after they become subject to the requirements to meet the ownership requirement. For current officers subject to the guideline as of January 1, 2008 (or February 16, 2012 in case of the CEO), their respective guideline is established using each person’s annual base salary on January 1, 2008 (or February 16, 2012 in case of the CEO) and the average closing price of the Company’s common stock as calculated under the guideline. For officers that become subject to the guideline after January 1, 2008, the individual guideline will be established based upon their annual base salary at the time they become subject to the guideline and the average closing price of the Company’s common stock as calculated under the guideline. Once established, an officer’s guideline will generally not change as a result of changes in the person’s annual base salary or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:

•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company;

•	Shares obtained through the ESPP; and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.

If an officer fails to meet these stock ownership guidelines within the specified transition period, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance.

These guidelines may be waived for Directors and officers, at the discretion of the Corporate Governance and Nominating Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.

Other Matters. The Principles include a discussion of Board size and selection, the determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, access to senior management and independent advisors, and other matters typical of boards of directors of other publicly traded semiconductor or peer companies.

Code of Business Conduct

We have adopted a broad Code of Business Conduct (“Code of Conduct”) for Directors and employees. Within this Code of Conduct is a financial code of ethics that applies to our CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code of Conduct satisfies the standards promulgated by the Commission and NASDAQ. The Code of Conduct is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008, call our Investor Relations at (602) 244-3437, or email your request to investor@onsemi.com.

Compliance and Ethics Program

We have a Compliance and Ethics Program designed to prevent and detect violations of the Code of Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline (subject to local legal requirements), telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico or 00531-11-4799, 0066-33-801240, or 0034-800-900112 if you are calling from Japan (depending on the service provider), or, if you are outside of these areas, calling (i) AT&T country access code + (800) 243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code + # #(800) 243-0186 if you are dialing from a digital telephone; (2) visiting the website at https://onsemi.alertline.com; (3) calling our Chief Compliance and Ethics Officer at (602) 244-5226; (4) mailing a note to the ON Semiconductor Chief Compliance and Ethics Officer at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, Arizona 85008; or (5) emailing a note to our Chief Compliance and Ethics Officer at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure that is contained in this proxy statement with respect to the compensation of our Named Executive Officers, which (pursuant to SEC rules) are generally defined as our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers. For 2011, our Named Executive Officers were:

•	Keith D. Jackson, President and Chief Executive Officer

•	Donald A. Colvin, Executive Vice President and Chief Financial Officer

•	Robert Charles Mahoney, Executive Vice President, Sales and Marketing

•	William John Nelson, Ph.D., Executive Vice President and Chief Operating Officer

•	George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Corporate Secretary

Executive Summary

2011 Highlights.  Following our strong performance in 2010, 2011 was a challenging year for us.

•

On January 1, 2011, we closed on the purchase of SANYO Semiconductor. We believe that the acquisition of SANYO Semiconductor will allow us to expand into the Japanese market and broadens our product portfolio. On February 27, 2011, we also acquired the CMOS Image Sensor Business Unit from Cypress Semiconductor Corporation.

•

Although we had record total revenues, our business was significantly impacted by two natural disasters – the earthquake and resulting tsunami in Japan in the first quarter of 2011 and the flooding in Thailand in the fourth quarter of 2011. In the fourth quarter of 2011, we committed to a plan to close our probe, assembly and test operations in Ayutthaya and Bang Pa In, Thailand as a result of damage caused by the flooding. We have incurred significant expense as a result of this closure and our efforts to move that production to other facilities.

•

The closing sales price of our common stock on NASDAQ at year end was $7.72, as compared to $9.88 at year end 2010, $8.82 at year end 2009 and $3.40 at December 31, 2008. As of March 21, 2012, the closing market price of our common stock was $9.11.

2009 and 2010 Compensation Matters that Influenced 2011 Compensation Decisions.  Certain of our decisions regarding 2011 compensation were significantly influenced by compensation actions taken in 2009 and 2010. In late 2008 and early 2009, when decisions were being made for the 2009 compensation programs, the general economic downturn affected our business. We undertook a series of dramatic cost reduction initiatives and significantly revised our typical compensation design to preserve the ability to motivate and retain our personnel in that environment. Among other things:

•	We cancelled our 2009 annual incentive bonus programs.

•	There were no salary increases for 2009. Instead, we initiated forced work furloughs for our employees, which resulted in a reduction of the base salaries of executives in 2009.

•	We adjusted our long-term equity awards program to grant only PBRSUs and made significant grants that were designed to motivate and retain our key employees.

Actual results for 2009 were better than expected due to an unforeseen revenue recovery and several one-time actions by the Company, including its significant cost reduction measures. Among other things, this has resulted in full vesting of eligible shares from the 2009 PBRSUs in each quarter since grant. For a detailed description of the 2009 PBRSUs, see “Compensation of Executive Officers – 2011, 2010, and 2009 Awards of PBRSUs – 2009 Awards of PBRSUs.”

We undertook the following general actions in 2010 relating to compensation for our Named Executive Officers:

•	We granted certain base salary increases, effective in July 2010.

•

We implemented a significantly redesigned and simplified semi-annual incentive bonus program. When our business resulted in performance levels that exceeded stretch levels under the plan in the first half of 2010, the Compensation Committee exercised negative discretion to limit the payments under the first half bonus plan.

•

We evaluated the form for delivery of annual long-term equity incentive awards and determined to continue to grant PBRSUs in lieu of options or other time-based awards. Due to the better than expected performance of the PBRSU awards made in 2009 and other considerations, the four highest paid of our executive officers from 2009 (Messrs. Jackson, Colvin, Mahoney, and Nelson) offered to forego any long-term equity awards in 2010 so that more shares could be available to other employees at the Company, which offers were accepted by the Compensation Committee.

2011 Compensation Decisions.   As discussed in more detail below in this CD&A, we undertook the following general actions in 2011 relating to compensation for our Named Executive Officers:

•	We granted certain merit increases in base salary, effective in July 2011.

•	We carried over the general design of our semi-annual incentive bonus program from 2010.

•	Although we again evaluated the form for delivery of our annual long-term equity awards, we determined that we would continue our focus on performance and only make grants of PBRSUs.

As discussed in more detail below in this CD&A, highlights of our compensation practices for 2011 Named Executive Officers compensation include:

•	Total pay was heavily weighted to performance-based incentives.

•	All equity grants were 100% performance-based.

•

We managed our equity compensation program conservatively, with an average three year adjusted “burn” rate of 2.80% and an average three year unadjusted “burn” rate of 1.53%, calculated as described in the burn rate table included under “Proposal No. 4: Amendment to the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan — General Information” above in this proxy statement.

•	Our executive officers have stock ownership requirements that are designed to align their interests with those of our stockholders.

•	Our long-term equity incentives vest over a period of three years to ensure that our executives maintain a long-term view of stockholder value.

•	Our compensation policies and practices are designed so that they do not pose a material risk to us.

•	We provide only limited perquisites to our executives.

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock or to engage in speculative transactions with respect to our stock.

•	Our change in control agreements do not contain single triggers or excessive benefits. There are no excise tax provisions in the employment agreements for our Named Executive Officers.

•	We eliminated tax gross-ups on financial planning so that there are now no tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees.

Stockholder Approval of our Compensation Decisions.  At the 2011 annual meeting of shareholders, the Company’s shareholders approved the advisory (non-binding) vote on executive compensation by approximately 97% of the votes cast. The Compensation Committee considers this vote a validation of its approach to executive compensation and generally has continued its compensation processes and philosophy in making 2011 executive compensation decisions.

Compensation Philosophy and Guiding Principles

Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:

Market or Peer Company Comparison.    Our Compensation Committee, with the assistance of independent consultants, analyzes market compensation data in the design and implementation of our compensation programs. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, we target the market median (50th percentile) for compensation and above the median for exceptional performance. The Company considers other semiconductor and high-technology companies as its market and generally utilizes survey or peer company data in these sectors to analyze its competitiveness.

Pay for Performance.  A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.

Alignment with Stockholder Interests.  In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and long-term incentives. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, as a general rule, the use of stock incentives further aligns executives’ interests with those of our stockholders.

Retention.  Our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with retention features. For instance, we enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. In addition, our stock-based awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.

Purpose of Compensation

Generally, we believe that our compensation program should be designed to reward performance, both individual and corporate. We attempt to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Even if a particular award is not performance-based per se, the Compensation Committee considers corporate and individual performance in making compensation decisions.

While our emphasis is normally on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we generally attempt to set these elements at a level that is consistent with our performance objectives and peer group practices.

Annual incentives in our compensation program are principally cash-based. Annual incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Long-term incentives in our compensation program are principally stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our stockholders and assists the officer in complying with our mandatory stock ownership guidelines. For a description of our stock ownership guidelines, see “Other Matters Relating to Executive Compensation – Stock Ownership Guidelines for Officers” below in this CD&A. Based on considerations that we describe below, in 2011 we generally delivered our long-term incentive awards in the form of PBRSUs.

Processes and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our Compensation Committee is primarily responsible for monitoring, annually reviewing and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers. In the material below, we describe the process used and principal factors considered by the Compensation Committee in setting 2011 executive compensation for the Named Executive Officers.

Role of Compensation Consultants.    In determining compensation, the Compensation Committee considers information provided by independent consultants. In 2010, the Compensation Committee conducted a review process to select a compensation consultant and in April 2010, the Compensation Committee hired Cook as its compensation consultant. Cook solely provided compensation consulting services to the Compensation Committee and had no other relationship to the Company. During 2010, Cook conducted an executive compensation study covering thirteen executives and addressing, among other things, compensation philosophy, peer group and survey selection, grant values, historical compensation levels and relation to performance, short and long-term mix and metric selection, stock ownership guidelines, carried interest ownership and wealth potential, executive benefits and perquisites, and emerging trends and best practices. Cook presented this report to the Compensation Committee in December 2010 (the “Cook Report”) to assist in setting levels of executive compensation for 2011. At the request of the Compensation Committee, from time to time in early 2011, Cook also participated in Compensation Committee meetings, made proposals for compensation adjustments, provided back-up information and analysis of compensation matters and discussed the same with the Compensation Committee.

If requested, the Compensation Committee consultant may also assist in preparing agendas for Compensation Committee meetings and provide input on management materials and recommendations in advance of Compensation Committee meetings to identify and resolve or minimize differences in advance of such meetings. While the Compensation Committee considers the advice and recommendations of its independent consultants, ultimately, the Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own.

In May of 2011, following an annual evaluation of the Compensation Committee’s consultant, the Compensation Committee determined to replace Cook with Meyercord, an independent consultant used by the Committee in past years.

The Company and the Compensation Committee may also use other consultants from time to time.

Role of Senior Officers in Determining Executive Compensation.  The Compensation Committee made all compensation decisions related to our Named Executive Officer compensation in 2011. However, our

CEO and other senior officers regularly provide information and recommendations to the Compensation Committee on the performance of the executive officers, the design, structure and components of our compensation programs and of specific grants, appropriate levels of compensation, including equity grants, and the targets for corporate and business unit performance or other goals for our incentive programs and stock-based awards. The senior officers also assist the Compensation Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the Compensation Committee from time to time. The senior officers also provide information to the compensation consultants, as appropriate, at the request of the Compensation Committee or such consultants and work with such consultants to develop relevant information and proposals for executive compensation planning and implementation. Pursuant to our Corporate Governance Principles, the CEO works with the Chairman of the Board or committee chairs, as appropriate, to determine the nature and extent of information that is provided to the directors before each Board or committee meeting. With respect to the compensation of the CEO, the independent consultant works directly with the Compensation Committee. The Compensation Committee does not seek, nor does management provide, recommendations from or decisions by management concerning CEO compensation.

Use of Market Data.  In general, we target the market median based on peer group or other survey data for total compensation of our executive officers, recognizing that critical skill sets, above median performance or other considerations may justify pay levels above or below the median. We also consider comparison data, among other things, in determining the individual elements of our compensation programs and how to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation. Although the peer company or other survey data is a starting point and a significant factor in the Compensation Committee’s compensation determinations, it is not the only factor. See “Other Factors” below in this CD&A.

In setting 2011 compensation for our Named Executive Officers, the Compensation Committee used data provided in the Cook Report to assist in structuring the compensation packages. From time to time, we also use compensation survey data specific to the semiconductor industry obtained from third-party survey companies (e.g., AON/Radford) and not prepared specifically for us.

In 2010, based on advice from Cook, the Compensation Committee approved changes to the peer group considering, among other things, the projected increased size of the Company that would follow the acquisition of SANYO Semiconductor. Fourteen of the sixteen companies in the peer group were chosen from among companies in the same global industry classification (“GICS”) code as the Company (semiconductor and semiconductor equipment companies) whose revenue and market cap would be within a range comparable to the Company’s after the acquisition of SANYO Semiconductor. Two members of the peer group (Sandisk Corporation and Vishay Intertechnology, Inc.) are in different GICS codes, but have revenue and market cap in the same comparable range. The range of peer revenues was anticipated to be approximately one-third to two times the Company’s post SANYO Semiconductor acquisition revenues, while the range of market cap value would be approximately one-third to six times.

Based on these standards, it was determined that the peer group would consist of Advanced Micro Devices, Inc., Altera Corporation, Analog Devices, Inc., Atmel Corporation, Broadcom Corporation, Fairchild Semiconductor International, Inc., Lam Research Corporation, LSI Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, Inc., Micron Technology, Inc., National Semiconductor Corporation, Nvidia Corporation, SanDisk Corporation, Vishay Intertechnology, Inc., and Xilinx, Inc.

In the Cook Report, Cook compared the compensation of the top five executives, Messrs. Jackson, Colvin, Nelson, Mahoney and Cave, with matching positions in the compensation peer group.

Compensation for these executives was also compared with survey data from Radford covering semiconductor and general industry technology companies with revenues either greater than $1 billion or between $1 billion and $3 billion, depending on availability. For both cuts, average revenue was approximately equal to $2 billion. Competitive cash data was updated to January 1, 2011 using an assumed 3% annual growth rate and in line with projected market movement from major salary planning surveys. Weightings between survey data and peer group data were assigned based on Cook’s judgment of the comparability of market benchmarks to positions at the Company, with preference given to the peer group data when available. In evaluating the competitiveness of compensation, the report compared senior executives to their functional matches (e.g., CFO is compared to comparator company CFOs), where available. Where functional matches were not available for an executive, pay-rank data was used.

The report included information on each executive’s competitive position for base salary, total cash at target (base pay and target bonus under the annual incentive program), as well as target bonus as a percentage of base salary, actual annual cash, equity grants and target and actual total direct compensation (base pay, bonus and equity grant value).

Among other things, the Cook Report summarized the following with respect to annual compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median):

Officer	Salary (Variance from Competitive Median)	Total Target Cash (Variance from Competitive Median) (1)	Total Actual Cash (Variance from Competitive Median) (2)
Keith D. Jackson, President and Chief Executive Officer	-3.5%	-3.5%	-54.2%
Donald A. Colvin, Executive Vice President and Chief Financial Officer	-5.0%	-6.1%	-44.0%
Robert Mahoney, Executive Vice President, Sales and Marketing	-1.3%	-3.3%	-39.7%
W. John Nelson, Executive Vice President and Chief Operating Officer	-5.0%	-11.2%	-51.1%
George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary	2.5%	-2.6%	-37.5%

(1)	Total target cash consists of base salary plus target bonus.

(2)	Total actual cash consists of salary and actual bonus paid.

With respect to total actual cash, the Cook Report noted that annual bonuses were paid at near target for 2007 and the first half of 2008, but at 0% for the second half of 2008. The bonus program was canceled for 2009. The 2010 bonus paid out at 128% for the first half of the year and, at the time of the Cook Report, was projected at 70-80% for the second half. The Named Executive Officers’ total actual cash compensation was lower than market because the Company did not pay bonuses during the downturn while many of its peers did.

The Cook Report summarized the following with respect to long-term incentive and total target direct compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median):

Officer	Three Year Average LTI Grant Value (Variance from Competitive Median)	Total Target Direct Compensation (Variance from Competitive Median) (1)
Keith D. Jackson, President and Chief Executive Officer	-27.2%	-24.1%
Donald A. Colvin, Executive Vice President and Chief Financial Officer	-5.0%	-8.0%
Robert Mahoney, Executive Vice President, Sales and Marketing	39.0%	14.0%
W. John Nelson, Executive Vice President and Chief Operating Officer	9.6%	19.8%
George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary	1.3%	-6.0%

(1)	Total target direct compensation consists of latest year base salary, target annual bonus, and 3-year average grant value of long term incentive.

The Cook Report based its comparison of long-term incentive grants on 3-year average long-term incentive value noting that certain economic and other considerations made the grants in certain of these years atypical.

Additional comparison data following 2011 compensation decisions is contained below under the heading “Elements of our Compensation Program — Base Salary” and “Elements of our Compensation Program — Long-Term Incentives.”

Other Factors.    The Compensation Committee takes into account the data provided by its independent consultants and their recommendations as to competitiveness and the structure of compensation in determining compensation for the Named Executive Officers. For example, prior to approving awards, the Compensation Committee generally considers the implications of the awards in terms of variance from the 50th percentile in the comparison data. However, the Compensation Committee also focuses on the executive’s individual responsibilities, skills, expertise and value added through performance, prior award accumulation, and other factors, and applies these views in conjunction with the information provided by the consultant. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the Compensation Committee’s annual determinations with respect to salary and target bonus adjustments, and long-term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans and potential for additional responsibility. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, primarily adjusted non-GAAP EBITDA, revenue growth, earnings growth, earnings per share, and total shareholder return.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering awards and other adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then-outstanding equity grants. The Compensation Committee receives data for each executive officer prior to its annual determinations with respect to salary and target bonus adjustments and long-term incentive awards. The data generally includes compensation information for the number of years the executive officer has been employed with the Company, with total cash compensation, total long-term incentive, and total compensation values, as well as gains from option exercises and RSU (including PBRSU) vesting and the value of outstanding award opportunity. In 2011, at the Compensation Committee’s request, management also provided the Compensation Committee with information concerning expectations regarding the vesting of outstanding long-term incentive awards and the potential value of these awards to the executive. The Cook Report also provided the Compensation Committee with wealth accumulation data for each senior officer. The Compensation Committee uses these tally sheets and other data to evaluate whether the officer’s compensation, existing incentive opportunities from prior awards and wealth accumulation from prior awards reflects Company operating performance and stockholder value, as well as the particular officer’s performance, the extent to which they continue to motivate the officer, and whether adjustments are required to the program or an individual officer’s compensation. The Compensation Committee will also consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing us at the time.

The Compensation Committee considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual incentive plans, and a certain level of perquisites. However, the employment agreements also provide for periodic review by the Board or Compensation Committee of the officer’s salary and target percentage for the annual incentive plans. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer. In each case, the initial level of salary and target percentage provided for in the employment agreements of the Named Executive Officers was less than or equal to the current salary and target percentage of the Named Executive Officers. Therefore, contractual commitments did not play a significant role in compensation decisions for 2011.

When considering equity awards to our officers, including the Named Executive Officers, the Compensation Committee considers our equity availability and usage, the potential voting power dilution to our stockholders (“overhang”), stockholder value transfers (“SVT”) (the cost or expense of long-term incentive shares granted divided by market capitalization) and the projected impact on our earnings for the relevant years. The Cook Report included peer company data for certain of these measures. The Company believes that its share usage, SVT and potential dilution have generally been conservative compared to peer group levels.

While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we generally target the compensation levels among our executives to be competitive with the market. This accounts for most of the difference in compensation among our Named Executive Officers. Based on information from the Cook Report, which shows 2010 salary and target bonus and three-year average long-term incentive value, the ratio of Mr. Jackson’s total target direct compensation to that of the other Named Executive Officers is: Mr. Colvin: 2.1:1; Mr. Mahoney: 2.3:1; Mr. Nelson: 1.7:1; and Mr. Cave: 3.5:1. You can review the SEC rule-based total compensation of each of our Named Executive Officers in the Summary Compensation Table below in this proxy statement. The Compensation Committee believes that the differentiation between the pay of Mr. Jackson, our CEO, and that of the other Named Executive Officers is appropriate.

Risk Analysis.    The Compensation Committee considers the potential for unacceptable risk taking in its compensation design. As a part of this analysis, the Compensation Committee annually reviews a detailed report on compensation practice throughout the Company prepared by management, which report is also reviewed by the Compensation Committee’s consultant. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•	We have an appropriate mix of pay elements, with compensation not overly weighted toward short-term incentives.

•	Base salaries are intended to constitute a sufficient component of total compensation to discourage undue risk taking in the meeting of incentive goals.

•	Performance-based pay opportunities are designed with goals that are intended to result in long-term value to the stockholders.

•	Earnings goals and opportunity in our performance-based incentive programs are at levels intended to be attainable without the need to take inappropriate risks.

•	Bonus and incentive opportunities are capped so that the upside potential is not so large as to encourage detrimental risk taking.

•

Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.

•

Assuming achievement of at least a minimum level of performance, payouts under certain of our performance-based plans generally result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

Provisions of our performance-based awards that allow carry forward of unvested units if performance measures are not satisfied on the first possible vesting date mitigate the incentive to take unnecessary risks to satisfy those performance measures.

•	Different performance metrics in different programs and awards lessen the opportunity to take undue risk in meeting a single goal.

•

The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term appreciation of stockholder value.

•	The Compensation Committee considers information from comparator companies in compensation design, thereby avoiding unusually high pay opportunities relative to the Company’s peers.

Elements of our Compensation Program

Our compensation programs are designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The compensation program for each of our executives generally includes:

•	base salary

•	semi-annual cash incentive awards tied to specific, quantifiable and objective performance measures;

•	annual equity awards, based on corporate and individual performance;

•	severance and change of control agreements;

•	perquisites; and

•	other benefits plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.

Base Salary.   The Compensation Committee approved base salary increases effective July 2011 for each of the Named Executive Officers as set forth below:

	2010 Base Salary	2011 Base Salary	% Increase
Keith D. Jackson	$760,000	$798,000	5.00%
Donald A. Colvin	$421,200	$449,842	6.80%
Robert Mahoney	$374,400	$387,504	3.50%
W. John Nelson	$425,100	$454,857	7.00%
George H. Cave	$348,600	$359,058	3.00%

In making determinations regarding these salary increases, the Compensation Committee considered information derived by management from the Cook Report as described above under “Processes and Procedures for Considering and Determining Executive Compensation – Use of Market Data” in this CDA. Based on that data, the Cook Report noted that 2010 base salaries were generally positioned at the competitive median consistent with the Company’s compensation philosophy and recommended only normal merit adjustments, with target 3-5% increases for covered employees. However, the Compensation Committee also considered the following information regarding the variances in the Named Executive Officers’ base salaries and total target cash compensation (as reported above under “Processes and Procedures for Considering and Determining Executive Compensation — Market Data”):

•

Prior to any adjustment, base salary for the Named Executive Officers varied from the 50th percentile in the following amounts: Mr. Jackson: -3.5%; Mr. Colvin: -5.0%; Mr. Mahoney: -1.4%; Mr. Nelson: -6.8%; and Mr. Cave: -1.1%.

•

Prior to any adjustment, total cash compensation (including salary and annual incentive opportunity at target) for the Named Executive Officers varied from the 50th percentile as follows: Mr. Jackson: -3%; Mr. Colvin: -6%; Mr. Mahoney: 2%; Mr. Nelson: -12%; and Mr. Cave: -5%.

As a result, the Compensation Committee increased both base salaries, as shown in the chart above, and the bonus opportunities of certain officers, as described below under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” Following the 2011 salary increases and the increase in bonus opportunity in 2011, total target cash compensation variance from the 50th percentile for each of the Named Executive Officers was as follows: Mr. Jackson: +10%; Mr. Colvin: 0%; Mr. Mahoney: 6%; Mr. Nelson: -4%; and Mr. Cave: +1%. The salary increase for Mr. Jackson, Mr. Mahoney and Mr. Cave were within the merit adjustment range suggested by the independent consultant. The slightly higher increase for Mr. Colvin and Mr. Nelson was designed to bring the salary of these officers closer to the median.

Semi-Annual Cash Incentive Programs.    Our compensation program generally includes a semi-annual cash incentive award program for our executive officers under our 2007 Executive Incentive Plan (“Executive Incentive Plan”). We have used a semi-annual program to allow us to plan for the future while adjusting to the rapidly changing semiconductor market. The purpose of this program is to increase stockholder value by providing an incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities. We paid no bonuses in 2009 for the second half of our 2008 annual incentive plan since the threshold performance target for payout was not achieved. The program was cancelled for 2009 due primarily to the economic downturn and other special considerations in effect at the time.

In 2010, we put in place a revised program after detailed analysis and study. Prior to 2010, the metrics for the bonus plan included revenue, gross margin, adjusted non-GAAP EBITDA and individual factors. For 2010, the Compensation Committee revised the metrics for the bonus plan to two metrics: non-GAAP earnings per share (“Adjusted EPS”) and organic revenue growth. The 2011 program also uses these metrics. The Compensation Committee believes that these metrics are easier for our various constituencies to understand and more closely relate to and approximate return to stockholders.

The 2011 program was based on the following principles:

•	Return to stockholders is the overriding objective.

•	The plan and performance metrics should be simple to apply and clearly understood.

•

The sum of the individual targets must be affordable. A corporate bonus program award pool was established for higher-level employees (grades 12 and higher) at 10% of non-GAAP net income after taxes, or approximately $40 million, at target, with approximately half allocated to the more senior level employees in the program and the other half to the other employees in the program. In 2011, the amount actually paid to the Company’s executive officers described in its Form 10-K Report for the year ended December 31, 2011 under the heading “Executive Officers of the Registrant,” including the Named Executive Officers, equaled approximately 9.78% of net income after tax.

•	The same metrics apply to both our executive officers and other employees in the program.

•	The program continues to utilize targets based on Adjusted EPS and organic revenue growth with weighting of 80% Adjusted EPS and 20% organic revenue growth.

•	A bonus would be paid on each metric, with Adjusted EPS as the primary gate. There is no payout unless a threshold Adjusted EPS is achieved.

•	The program caps the bonus at 200% attainment factor and caps the amount that can be paid above target at 11% of non-GAAP net income.

•	The 2011 program excludes SANYO Semiconductor completely (i.e., revenue, earnings, employees, etc.).

For the 2011 bonus program, non-GAAP net income and Adjusted EPS will be consistent with the calculation of those measures in our earnings releases, which also contain a reconciliation of such measures to their most directly comparable GAAP measures. The calculation of Adjusted EPS in our earnings releases is based on our non-GAAP net income and includes stock compensation expense. Adjusted EPS generally excludes items such as gain (loss) on debt pre-payment; restructuring, asset impairment and other charges, net; inventory step up from purchase accounting; in process research and development; intangibles amortization; implied interest on convertible securities; non-cash portion of taxes; goodwill and intangible impairment; and other similar infrequent items.

The Compensation Committee believed that Adjusted EPS should be used as a measure for the bonus plan rather than EPS to prevent payments under the plan from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. For example, an executive should not be deterred in taking necessary actions, such as restructuring or plant closures, due to the potential impact on his compensation, nor should he be influenced by incentive compensation to take actions that may result in one-time benefits to the Company. The Compensation Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate believing that the adjusted numbers are a better indicator of current actual Company operating performance.

For the 2011 bonus program, organic revenues are based upon our business as of January 1, 2011, excluding SANYO Semiconductor and other acquisition activity after that date. The Compensation Committee believed that these exclusions were appropriate for the same reasons stated above for Adjusted EPS. Organic revenues include the revenues of PulseCore Holdings (Cayman) Inc., which was acquired in November 2009, Sound Design Technologies, Ltd. (“SDT”), which was acquired in June 2010, and California Micro Devices Corporation (“CMD”) which was acquired in January 2010.

At its meeting on February 16, 2011, the Compensation Committee considered the award opportunity for each of the Named Executive Officers. The following table sets forth the award opportunity, expressed as a percentage of base salary, for 2010 and 2011 for each Named Executive Officer. The 2011 target % increase applied to the second half bonus program.

Officer	2010 and First Half 2011 Target % of Base Salary	Second Half 2011 Target % of Base Salary
Keith D. Jackson	130%	150%
Donald A. Colvin	80%	80%
Robert Mahoney	80%	80%
W. John Nelson	80%	85%
George H. Cave	65%	70%

See “Elements of our Compensation Program — Base Salary” above for a description of certain survey data considered by the Compensation Committee in its consideration of these target percentages. The award opportunity increases for Mr. Jackson and Mr. Cave were generally designed to move them to the median for total target cash compensation or closer to median based on the survey data.

Cash Incentive Awards for the First Half of 2011.  On February 2, 2011, the Compensation Committee determined specific bonus plan parameters for our semi-annual cash incentive program for the first half of 2011 (“1H Bonus Program”). Consistent with past practice and as provided in the Executive Incentive Plan, the Compensation Committee has discretion with respect to the amount and payment of actual bonuses, including the right to pay such lesser amount as it determines.

As structured, cash bonuses under the 1H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.30 (including stock compensation expense) in the first half of 2011. Thereafter, actual bonuses under the 1H Bonus Program were based on achievement related to Adjusted EPS (weighted 80%) and organic revenue growth (weighted 20%). Payouts were adjusted on a linear basis from the 0% payout level to the 100% payout level and from the 100% payout level to the 200% payout level, in each case, including stock compensation expense, as follows:

	0% Payout	100% Payout	200% Payout
Adjusted EPS (1)	$0.30	$0.45	$0.64
Organic Revenue Growth	0%	3%	10%

(1)	The amounts of Adjusted EPS for the 0% payout level, the 100% payout level and the 200% payout level excluding stock compensation expense were $0.36, $0.51 and $0.70, respectively.

If organic revenue growth was negative, there would be no bonus paid for the revenue growth portion of the plan, but a bonus could still be paid for Adjusted EPS.

Goals were set with the general guideline that the measurement points should be better than those in the previous year, although the state of the economy and the Company’s business generally were taken into account. As a general rule, amounts were set after considering impact on stockholder value. For the first half program, the targets were set such that projected total shareholder return would be approximately 22% at target and greater than 70% at maximum, based on an assumed price-to-earnings ratio of 10 and other information available at the time the targets were set. Because stock price performance is not always rationally based on Company performance, the Compensation Committee prefers to establish metrics for our programs that use a standard assumption of logic in the stock market and we use models that project TSR based on our program parameters. However, the Compensation Committee believes that focusing the executive on business functions within his or her control is a more effective motivational and retention tool than using stock price performance alone. In addition, the targets were set such that target performance was higher than budgeted performance.

Actual Adjusted EPS for the first half of 2011 was $0.412, versus a target of $0.45 (including stock compensation expense) and actual organic revenue growth for the first half of 2011 was 5.7% (versus a target of 3%), equaling an approximate 85.89% attainment factor. This resulted in the following cash incentive awards to our Named Executive Officers:

Officer	1H 2011 Salary	Amount of Bonus Paid
Keith D. Jackson	$380,000	$424,297
Donald A. Colvin	$210,600	$144,707
Robert Mahoney	$187,200	$128,629
W. John Nelson	$212,550	$146,047
George H. Cave	$174,300	$97,309

Cash Incentive Awards for the Second Half of 2011.    On August 3, 2011, the Compensation Committee determined specific bonus plan parameters for the Corporation’s semi-annual cash incentive program for the second half of 2011 (“2H Bonus Program”). The 2H Bonus Program was substantially similar to the 1H Bonus Program except as described below.

As structured, cash bonuses under the 2H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.41 (including stock compensation expense) in the second half of 2011. The targets were set consistent with the methodology described with respect to the 1H Bonus Program. The 2H Bonus Program targets were the following, in each case including stock compensation expense, with Adjusted EPS weighted 80% and organic revenue growth weighted 20%, as with the first half program:

	0% Payout	100% Payout	200% Payout
Adjusted EPS (1)	$0.41	$0.57	$0.76
Organic Revenue Growth	0%	5%	12%

(1)	The amounts of Adjusted EPS for the 0% payout level, the 100% payout level and the 200% payout level excluding stock compensation expense were $0.46, $0.62 and $0.81, respectively.

For the second half program, the targets were set such that projected total shareholder return would be approximately 26% at target and greater than 70% at maximum, based on an assumed price-to-earnings ratio of 10 and other information available at the time the targets were set. In addition, the targets were set such that target performance was higher than budgeted performance.

We did not achieve the minimum threshold levels for the second half 2011 program. This resulted in no payout to our Named Executive Officers for the second half of 2011.

We disclose the cash incentive awards for 2011 for the Named Executive Officers in the Summary Compensation Table and the Grant of Plan-Based Awards in 2010 table in this proxy statement.

2012 Program Revisions.    In February of 2012, the Compensation Committee revised the annual bonus program for our most senior executives, including our Named Executive Officers and certain other designated employees, due to the challenges facing the Company after the 2011 SANYO Semiconductor acquisition as a result of economic conditions in Japan and the natural disasters in 2011 affecting that business. The 2012 program will be an annual rather than semi-annual plan. For the senior executives, award opportunity for the program will be based on two performance metrics: second half 2012 revenue and fourth quarter 2012 exiting velocity cost savings, after achievement of a minimum non-GAAP EPS for the fourth quarter of 2012 of $.20, calculated consistent with the non-GAAP measures in our earnings releases. Exiting velocity cost savings is based on three categories of savings: operational, manufacturing restructuring, and SANYO Semiconductor head count restructuring. The two performance metrics are equally weighted and measured separately. A bonus can be earned on each metric even if the other is not achieved. Each executive participating in the program is granted an award opportunity based on a threshold (0%), target (100%), and stretch (300%) amount of eligible target bonus based on earned base salary compensation paid during the bonus period. The program is designed to pay at 100% at target in the 2012 budget. The 2012 program continues the Compensation Committee’s practice of using goals that can focus the executive on basic business metrics within his or her area of control. For the senior executive program, we include Company-wide revenue and cost saving goals, but recognize the importance of SANYO Semiconductor to Company performance by including specific cost saving goals related to SANYO Semiconductor. The Compensation Committee believes that these new measures will focus the executives on the fundamental steps needed to improve Company performance and will also assist with retention of key talent.

Other Information Regarding Cash Incentives.    The Compensation Committee annually reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under the Executive Incentive Plan, the Compensation Committee may approve payment of discretionary bonuses to the Named Executive Officers for performance or other reasons. During fiscal 2011, we did not pay any discretionary bonuses to our Named Executive Officers.

Long-Term Incentives.  Long-term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. Our long-term incentive grants in 2011 took the form of PBRSUs. The Compensation Committee granted those awards to our Named Executive Officers pursuant to our Amended and Restated Plan.

Statement of Financial Accounting Standards No. 123R altered the accounting treatment for stock options effective in 2006. Starting in 2006, our Company and many other public companies began issuing RSUs. While the value of the RSUs will fluctuate with changes in our stock price, RSUs will generally have some value in the long run, encouraging retention. To that extent, RSUs can provide greater compensation value than options, which can lose all value based on stock price decreases. Therefore, when using restricted stock or RSUs, we can issue fewer shares than in stock option grants, which may be less dilutive to our stockholders.

Starting in 2007, based in part upon advice from our independent consultants, we also granted certain PBRSUs. We determined that it was desirable to add PBRSUs to the portfolio of long-term incentives we offered executives because, unlike time-based RSUs, the payout of PBRSUs requires achievement of performance objectives, which increase the alignment between executive compensation and stockholder value enhancement.

In 2009, we adjusted our traditional annual grants practice of issuing a variety of equity forms (options, RSUs and PBRSUs) and issued only PBRSUs to our Named Executive Officers to reflect above-market practice and to drive stockholder value. In 2010 and 2011, the Compensation Committee made additional awards of PBRSUs under our annual equity grant program. Prior to making such grants, the Compensation Committee further considered the form in which we would deliver our equity awards, including comparative data from certain other companies, and determined to again use PBRSUs only, wanting to continue a pay for performance culture with respect to compensation to drive stockholder return and believing that, in certain countries, such awards have fewer legal, tax and accounting issues than options.

For 2011, the Compensation Committee considered a variety of metrics and chose adjusted non-GAAP EBIT (“Adjusted EBIT”) as the basis for the 2011 PBRSU awards. For 2010, the Compensation Committee had used adjusted non-GAAP EBITDA (“Adjusted EBITDA”) and total revenue as performance metrics. As a risk mitigation tool, the Compensation Committee chose a performance measure for 2011 that is different from the measures used in 2010 and the measures used for the semi-annual incentive plan, believing it advisable to have multiple measures applicable to different award opportunities. Given the challenges facing us at the time, particularly with respect to significant costs expected to result from the integration of SANYO Semiconductor, the Compensation Committee eliminated total revenue as a separate measure to focus the executive on the bottom line. The Compensation Committee also believes that EBIT is particularly relevant in our industry and in the challenging economic environment in which we operate and that it drives stockholder value. In addition, as with Adjusted EBITDA, the Company considers Adjusted EBIT to be an important tool in measuring the liquidity of the Company. Generally, it is intended that the calculation of Adjusted EBIT will be consistent with the calculation of adjusted non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP measure. As with Adjusted EPS, as applicable to the semiannual incentive plan, the Compensation Committee believed that the adjustments to EBIT were appropriate to avoid the impact (positive or negative) on achievement of the vesting parameters as a result of extraordinary or unusual items or non-cash items.

The following table sets out the 2011 PBRSUs granted to each Named Executive Officer:

Keith D. Jackson	540,000

Donald A. Colvin	170,000

Robert Mahoney	120,000

W. John Nelson	190,000

George H. Cave	80,000

Vesting parameters for the 2011 PBRSU awards are as follows:

Performance Measurement Period	Portion of Units Eligible for Vesting	Adjusted Non-GAAP EBIT

FY2011	1/3 of grant	$529M

1H FY 2012	1/6 of grant	$288M

2H FY 2012	1/6 of grant	$331M

1H FY 2013	1/6 of grant	$302M

2H FY 2013	1/6 of grant	$365M

For any period in which the performance goal is not achieved, the applicable PBRSUs and performance goal will carryover and be available for vesting in the next relevant performance measurement period until the performance goal is achieved or the grant has expired. For the first performance measurement period, the carryover provision applies to any four consecutive quarters.

The Company projected an increase in total shareholder return of approximately 58% with full achievement of this award, based on an assumed price-to-earnings ratio of 12 and other information available at the time the targets were set. In keeping with the long-term focus that these awards are intended to engender in our executives, the awards have a three year performance period, generally with semi-annual vesting opportunities.

In determining these grants, the Compensation Committee considered certain data on final grant levels and on total direct compensation after subsequent compensation decisions showing that:

•

The annual grant value of the 2011 PBRSU awards (based on a stock price of $11.00 per share) varied from the 50th percentile for each of the Named Executive Officers as follows: Mr. Jackson: +49%; Mr. Colvin: +21%; Mr. Mahoney: +42%;

Mr. Nelson: +19%; and Mr. Cave: +3% and varied from the 75th percentile for each Named Executive Officer as follows: Mr. Jackson: 0%; Mr. Colvin: -3%; Mr. Mahoney: -8%; Mr. Nelson: -2%; and Mr. Cave: -22%.

•

Following the salary increases and increase in bonus opportunity described above and taking into account the 2011 PBRSU awards, target total direct compensation variance from the 50th percentile for each of the Named Executive Officers would be as follows: Mr. Jackson: +30%; Mr. Colvin: +11%; Mr. Mahoney: +25%; Mr. Nelson: +12%; and Mr. Cave: +13% and varied from the 75 percentile for each Named Executive Officer as follows: Mr. Jackson: 0%; Mr. Colvin: -11%; Mr. Mahoney: -10%; Mr. Nelson: -11%; and Mr. Cave: -16%.

Award amounts for each individual were based on the comparative data and other factors and processes discussed above, as well as on the individual considerations described below. Generally, for these officers, amounts were set to be slightly less than the 75th percentile based on the applicable benchmarking data. The Compensation Committee considered that benchmarking to the 75th percentile for equity amounts in 2011 for Mr. Jackson, Mr. Colvin, Mr. Mahoney and Mr. Nelson was appropriate due to the decision of these officers to forego any long-term equity awards in 2010.

In setting the amount of equity awards and other compensation for 2011, the Compensation Committee also considered major achievements for each Named Executive Officer other than Mr. Jackson, including the following:

Mr. Colvin:

      •    Negotiation and consummation of the SANYO Semiconductor acquisition

      •    Strong cash management skills in an expanding sales and capital environment

      •    Exceeding of financial plans on key metrics

Mr. Mahoney:

      •    Grew customer relationships in a capacity-constrained market

      •    Strengthened sales team and integrated customer service function

      •    Exceeding of sales plans and cost metrics

Mr. Nelson:

      •    Executed on factory ramps and capital equipment installations

      •    Improved performance of certain key manufacturing facilities

      •    Exceeding of operations plans on key metrics

Mr. Cave:

      •    Legal advice regarding SANYO Semiconductor and other acquisitions

      •    Leadership of the Company’s Compliance and Ethics Program

      •    Demonstrated strong legal expertise and judgment

See “Compensation of Executive Officers — 2011, 2010, and 2009 Awards of PBRSUs — 2011 Awards of PBRSUs” below in this proxy statement for further description of the 2011 PBRSU awards. We also disclose these awards in the Summary Compensation Table in this proxy statement. The Grant of Plan-

Based Awards table, the Outstanding Equity Awards at Fiscal Year-End 2011 table and the 2011 Option Exercises and Stock Vested table also contain information about our long-term incentive awards to Named Executive Officers.

In February 2012, the Compensation Committee made annual long-term incentive grants to the Named Executive Officers. In a change from prior years and based upon the recommendation of the Compensation Committee’s consultant at the time and studies of peer company practice, the Compensation Committee made awards to each Named Executive Officer, except Mr. Mahoney, consisting of one-third PBRSUs, one-third time-based RSUs, and one-third options. Mr. Mahoney’s award consisted of one-half PBRSUs and one-half time-based RSUs. The performance goals for the PBRSUs are based on adjusted non-GAAP EBITDA, including SANYO Semiconductor and any merger and acquisition activity. Based upon performance, vesting can occur over a period of three years in increments of up to one-third during 2012 and up to one-twelfth in each fiscal quarter thereafter. There is both a threshold and target performance goal with equal weighting for each period. For any period in which the performance goal is not achieved, the applicable PBRSUs and related performance goal for such period will carryover and be available for vesting in the next relevant performance measurement period until the performance goal is achieved or the grant has expired. For the first performance measurement period, the carryover provision applies to any four consecutive quarters. For each of the Named Executive Officers, except Mr. Mahoney, the RSUs will vest annually in equal one-third increments on each anniversary of the grant date over a three year period, subject to the award agreement. Mr. Mahoney’s RSUs will vest in full on the first anniversary of the grant date, subject to the award agreement. One quarter of the options will vest on the first anniversary of the grant date and the remainder will vest quarterly in one-sixteenth increments thereafter on each three-month anniversary for the next three years, subject to the award agreement.

Other Elements Affecting Compensation

Severance and Change in Control Agreements.   Under the 2000 SIP and the Amended and Restated Plan, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control.” In addition, with respect to our Named Executive Officers, our outstanding option agreements, RSU agreements, and PBRSU agreements generally contain provisions causing the unvested portion of the awards to vest either upon a termination of employment without cause (including, if applicable, a deemed termination for good reason) within a two year period after a change of control. For a description of the severance and change of control provisions of the employment agreements for our Named Executive Officers, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change of Control” below in this proxy statement.

We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.

Our change of control provisions do not include excise tax gross-ups.

Generally Available Benefits and Retirement Plan.   We do not offer executive retirement plans, pension benefits, or non-qualified deferred compensation plans. Instead, we provide our Named Executive Officers with opportunities to accumulate retirement income primarily through appreciation of their equity awards.

Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with significant perquisites, other than those offered to our employees generally. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. We also have a relocation program and provide a tax gross up for certain benefits under this program that is available to all employees who enjoy the benefits of the relocation policy. All employees receive mileage reimbursement if driving their own cars for business. An auto allowance of $800.00 per month is provided to outside sales and field engineering positions and $1,200 per month is provided to Senior Vice Presidents and above.

In addition to benefits that provide for broad-based employee participation, we provide our executives limited perquisites that we believe help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to the Company. These include enhanced coverage for life insurance (each executive receives life insurance coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two-times base salary that is afforded to all employees) and financial planning services (up to $10,000.00 per year). Executives do not receive a tax gross-up on benefits and are taxed accordingly.

We describe the perquisites paid in 2011 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders.

Section 162(m) of the Code places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer). This $1 million limit does not apply to compensation that qualifies for the “performance-based compensation” exception to Section 162(m). While the Compensation Committee considers the deductibility of awards as a factor in determining executive compensation, the Compensation Committee reserves the right to make compensation payments and awards that do not qualify for the performance-based compensation exception to Section 162(m) when it believes such payments are appropriate and in the best interests of the Company.

The semi-annual cash bonus awards made pursuant to the Company’s Executive Incentive Plan are intended to qualify for the “performance-based compensation” exception to the limitation on deducibility imposed by Section 162(m). The full amount of compensation resulting from the exercise of options and the vesting of PBRSUs granted under our 2000 SIP and the Amended and Restated Plan is also intended to qualify for the “performance-based compensation” exception. The amount of compensation resulting from the vesting of time-based RSUs granted pursuant to our 2000 SIP and the Amended and Restated Plan does not qualify for the “performance-based compensation” exception.

The determination of whether compensation qualifies for the “performance-based compensation” exception under Section 162(m) is complex and is based on the facts and circumstances of each case. Consequently, we cannot guarantee that compensation that is intended to qualify for the “performance-based compensation” exception under Section 162(m) will in fact so qualify.

Section 409A of the Code imposes an additional 20% federal income tax and penalties on “non-qualified deferred compensation” that is not paid in compliance with Section 409A. The Compensation Committee takes the impact of Section 409A into account in designing our executive plans and programs that provide for “non-qualified deferred compensation.” As a general rule, these plans and programs are designed either to comply with the requirements of Section 409A or to qualify for an applicable exception so as to avoid possible adverse tax consequences that may result from failure to comply with Section 409A.

The Compensation Committee also takes into account other tax and accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging Transactions.   We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market.

Equity Award Policy.   In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under our stock incentive plans generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Compensation Committee or CEO approval of the grant. Options granted are priced at the closing market value on the date of grant. We generally make our annual equity awards to executives in the first quarter of each year. The Company does not have a practice of timing grants of stock-based awards to coordinate with the release of material information to the market.

Stock Ownership Guidelines for Officers.   Under our Corporate Governance Guidelines, our officers are required to hold our common stock in an amount equal to one to five times base salary. There is a transition period to achieve the required ownership. The required holdings and transition period are described under “The Board of Directors and Corporate Governance — Corporate Governance Principles — Directors’ and Officers’ Stock Ownership Guidelines” above. All of our Named Executive Officers have achieved the required ownership levels.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in the proxy statement for the 2012 Annual Meeting of Stockholders. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2011 Annual Report on Form 10-K and the proxy statement for the 2012 Annual Meeting.

This report is submitted by the Compensation Committee.3

Robert H. Smith, Chairman

Curtis J. Crawford

J. Daniel McCranie

2 Pursuant to Instruction 1 to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

3 Mr. Abe joined the Compensation Committee on March 21, 2012 and therefore did not participate in the review and discussion with management regarding the Compensation Discussion and Analysis included in the proxy statement for the 2012 Annual Meeting of Stockholders and the related recommendation to the Board.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to: (i) all persons serving as our principal executive officer or as principal financial officer during 2011; (ii) the three most highly paid executive officers who were serving as executive officers at the end of 2011 other than the principal executive officer and the principal financial officer; and (iii) up to two additional individuals who would have been included except that the individual was not serving as an executive officer at the end of 2011 (“Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson, President and Chief Executive Officer	2011 2010 2009	777,539 726,394 609,654	0 0 0	4,819,500 0 5,633,274	0 0 0	424,297 1,068,127 0	0 0 0	30,092 30,172 27,892	6,051,428 1,824,693 6,270,820
Donald A. Colvin, Executive Vice President and Chief Financial Officer	2011 2010 2009	434,419 397,523 350,481	0 0 0	1,517,254 0 3,008,361	0 0 0	144,707 367,345 0	0 0 0	30,477 29,992 29,684	2,126,857 794,860 3,388,526

Robert Charles Mahoney, Executive Vice President, Sales and Marketing	2011 2010 2009	380,448 360,277 304,615	0 0 0	1,071,000 0 2,343,812	0 0 0	128,629 326,529 0	0 0 0	32,276 38,902 34,816	1,612,353 725,708 2,683,243

W. John Nelson, Ph.D., Executive Vice President and Chief Operating Officer	2011 2010 2009	438,834 407,550 315,000	0 0 0	1,695,757 0 4,263,119	0 0 0	146,047 360,674 0	0 0 0	30,486 29,963 29,963	2,311,124 798,187 4,608,082
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary(7)	2011 2010 2009	353,427 340,300 280,923	0 0 0	714,004 571,200 1,263,265	0 0 0	97,309 245,629 0	0 0 0	30,035 29,471 48,343	1,194,775 1,186,600 1,592,531

(1)	Salary amounts in this column take into account reductions resulting from work furloughs.

(2)

Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) for 2011, 2010 and 2009. For PBRSUs, the grant date fair value is calculated by multiplying the probable number of units to vest as of the grant date by the closing price of a share of common stock on the grant date. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718

(formerly FAS 123R), excluding the effect of estimated forfeitures. We describe the 2011, 2010 and 2009 awards of PBRSUs below under “2011, 2010 and 2009 Awards of PBRSUs” and in the CD&A under “Elements of our Compensation Program — Long-Term Incentives.”

The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2011. For example, as of December 31, 2011, approximately one-third of the PBSRUs awarded on March 7, 2011 were expected to vest. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements. We describe the 2011, 2010 and 2009 awards of PBRSUs below under “2011, 2010 and 2009 Awards of PBRSUs” and in the CD&A under “Elements of our Compensation Program — Long-Term Incentives.”

With respect to awards of PBRSUs made in 2011, 2010 and 2009 and included in the table, the chart below sets forth the maximum number of PBRSUs that could vest or could have vested if all performance conditions are or were met as well as the aggregate grant date fair value of the award on the date of grant assuming that the highest level of performance conditions will be or would have been achieved:

Name	Grant Date	Total Number of Units	Fair Value per Share ($)	Aggregate Grant Date Fair Value ($)
Keith D. Jackson	03/07/2011 03/02/2009	540,000 1,686,609	10.71 3.34	5,783,400 5,633,274
Donald A. Colvin	03/07/2011 03/02/2009	170,000 900,707	10.71 3.34	1,820,700 3,008,361
Robert Charles Mahoney	03/07/2011 03/02/2009	120,000 701,740	10.71 3.34	1,285,200 2,343,812
W. John Nelson	03/07/2011 03/02/2009	190,000 1,276,383	10.71 3.34	2,034,900 4,263,119
George H. Cave	03/07/2011 02/16/2010 03/02/2009	80,000 70,000 378,223	10.71 8.16 3.34	856,800 571,200 1,263,265

(3)	The Company did not award options to our Named Executive Officers in 2011, 2010 or 2009.

(4)

The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2011 and 2010. The Company canceled the semi-annual cash incentive program for 2009.

(5)	The deferred compensation plan was terminated effective in 2005. There are no defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(6)

Amounts in this column for 2011 consist of: (i) our contributions under our 401(k) plan of $9,800 for each Named Executive Officer; (ii) Executive Group Term Life Insurance imputed income as follows: Mr. Jackson — $4,902, Mr. Colvin — $4,902, Mr. Mahoney — $7,524, Mr. Nelson — $4,902, and Mr. Cave — $2,622 (the actual cost to the Company for medicare tax associated with the Executive Group Term Life Insurance imputed income is $37 for Messrs. Jackson, Colvin, Nelson, and Cave and $57 for Mr. Mahoney); (iii) premiums paid for Executive Group Term Life, excluding coverage for basic policies awarded to all eligible employees, was $432 for each Named Executive Officer; (iv) premiums for Executive Accidental Death and Dismemberment of $120 for each Named Executive Officer; (v) car allowance for each Named Executive Officer of $14,400; (vi) financial planning services for Mr. Cave of $1,990; and (vi) imputed income for post-tax long-term disability insurance benefit payments to Mr. Jackson — $438, Mr. Colvin — $823, Mr. Nelson — $832, and Mr. Cave — $671 (the actual cost to the Company for medicare tax associated with the imputed income for post-tax long term disability insurance benefits is: Mr. Jackson — $6, Mr. Colvin — $12, Mr. Nelson — $12, and Mr. Cave — $10). A tax gross-up for financial planning services was cancelled by the Compensation Committee in early 2011.

Grants of Plan-Based Awards in 2011

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Awards (3)			All Other Stock Awards:	All Other		Grant Date
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number Of Shares Of Stock Of Units (#)(4)	Options Awards: Number Of Securities Underlying Options (#)(4)	Exercise Of Base Price Of Option Awards ($/Sh)	Fair Value Of Stock And Option Awards ($)(5)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keith D. Jackson	03/07/2011	02/16/2011	0	1,090,308	2,180,615	90,000	--	540,000	--	--	--	4,819,500
Donald A. Colvin	03/07/2011	02/16/2011	0	347,535	695,071	28,333	--	170,000	--	--	--	1,517,254
Robert Charles Mahoney	03/07/2011	02/16/2011	0	304,358	608,717	20,000	--	120,000	--	--	--	1,071,000
W. John Nelson	03/07/2011	02/16/2011	0	362,381	724,763	31,666	--	190,000	--	--	--	1,695,757
George H. Cave	03/07/2011	02/16/2011	0	238,684	477,367	13,333	--	80,000	--	--	--	714,004

(1)

Pursuant to the Company’s Equity Award Grant Date Policy Statement, the date of grant is the first Monday (or the next following trading day if that Monday is not a trading day) of the month following the month in which the grant was approved by either the Board or the Compensation Committee. For additional information regarding our Equity Award Grant Date Policy Statement, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A.

(2)

Amounts in this column represent the possible payouts under the Company’s semi-annual cash incentive program which is described in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” Possible payouts were calculated based on target and maximum bonus percentages (expressed as a percentage of eligible earnings) set for each officer multiplied by the officer’s eligible earnings in effect for the particular semi-annual period. The incentive programs for the first and second half of 2011 were established by the Compensation Committee on February 2, 2011 and August 3, 2011, respectively.

(3)

This column represents PBRSU awards made in 2011. The amounts in the “Threshold” column (f) represent the minimum number of units that would vest, if any, under the award agreements for the 2011 PBRSUs assuming that certain performance measure(s) are achieved. If no performance measures are achieved, then no units will vest. The amounts in the “Maximum” column (h) represent the total number of units granted assuming that all performance goals are achieved and therefore all units would vest. These awards are described below under “2011, 2010, and 2009 Awards of PBRSUs.”

The amounts in these columns do not necessarily represent the number of shares used for expensing purposes or the number of units which were expected to vest as of December 31, 2011. For example, as of December 31, 2011, approximately one-third of the PBSRUs awarded on March 7, 2011 and discussed under “2011, 2010 and 2009 Awards of PBRSUs” were expected to vest. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

(4)	The Company did not award options or time-based RSUs to any of its Named Executive Officers in 2011.

(5)

This amount represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). The grant date fair value is the closing price on the date of grant. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 (formerly FAS 123R), excluding the effect of estimated forfeitures. We describe the maximum number of PBRSUs that could vest if all performance conditions are met as well as the aggregate grant date fair value of the award on the date of grant in footnote 2 to the Summary Compensation Table.

2011, 2010, and 2009 Awards of PBRSUs

Below is a summary of the 2011, 2010 and 2009 awards of PBRSUs. For additional information regarding awards of PBRSUs see the CD&A under “Elements of Our Compensation Program — Long-Term Incentives” in this Proxy Statement.

2011 Awards of PBRSUs. Effective February 16, 2011, the Compensation Committee awarded PBRSUs to certain Named Executive Officers pursuant to the Amended and Restated Plan. The general objective of the 2011 PBRSU awards was to drive employee and Company performance using adjusted non-GAAP EBIT as the key performance metric of the Company for the applicable fiscal year and quarters. The Compensation Committee granted Mr. Jackson 540,000 PBRSUs, Mr. Colvin 170,000 PBRSUs, Mr. Mahoney 120,000 PBRSUs, Mr. Nelson 190,000 PBRSUs, and Mr. Cave 80,000 PBRSUs.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The performance period for the 2011 PBRSU awards begins on January 1, 2011 and ends on December 31, 2013. These awards will vest (if at all) in possible increments described below (subject to the carry forward of unvested units described below) on the date the Company files its Annual Report on Form 10-K for each of the 2011, 2012 and 2013 fiscal years and the date the Company files its Quarterly Report on Form 10-Q for the second quarter of each of the 2012 and 2013 fiscal years, provided the applicable performance measures are achieved.

If the performance measures for adjusted non-GAAP EBIT are met for the fiscal year or quarter, as applicable, one-third of the eligible units will vest on the date the Company files its Annual Report on Form 10-K for fiscal year 2011 and one-sixth of the eligible units will vest on each relevant vesting date thereafter. If the performance measures for non-GAAP EBIT are not met for the relevant measurement period, no portion of the units will vest on the relevant vesting date. Any unvested units will carryover to subsequent performance measurement periods until either the performance measure is met or the grant has expired. For example, if the performance goal is not met on the date the Company files its Annual Report on Form 10-K for fiscal year 2011, the unvested units and the adjusted non-GAAP EBIT performance goal will carry over and the units will vest if the adjusted non-GAAP EBIT performance goal for fiscal year 2011 is satisfied during any four consecutive calendar quarters, provided that the cumulative non-GAAP EBIT for those four consecutive quarters is at least $529 million. Any unvested units for the first performance measurement period will not expire until all unvested units expire on the date that the Company files its Form 10-K for fiscal year 2013. To take another example, if the performance goal for the first half of fiscal 2012 is not met on the date the Company files its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2012, the unvested units and the adjusted non-GAAP EBIT performance goal will carry over and the units will vest if the adjusted non-GAAP EBIT performance goal for first half of 2012 is satisfied during the second half of fiscal 2012 or any subsequent quarterly period, provided that the cumulative non-GAAP EBIT for the second half of 2012 or such other period is at least $288 million. Any unvested units for the second performance measurement period will not expire until all unvested units expire on the date that the Company files its Form 10-K for fiscal year 2013.

All units carried forward related to the applicable adjusted non-GAAP EBIT performance goal shall vest on the relevant vesting date and any then remaining unvested units as of the performance measurement period ending date shall expire on the earlier of (i) the date on which the Company files its Form 10-K for fiscal year 2013, or (ii) the last day of the first quarter of fiscal year 2014 provided that the Company has determined the attainment of the performance goals.

The applicable performance measures are as follows:

Performance Measurement Period	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
			Adjusted Non-GAAP EBIT
FY 2011	1	1/3	$529	Date on which Company files its Form 10-K for FY 2011
1H FY 2012	2	1/6	$288	Date on which Company files its Form 10-Q for 2nd quarter of FY 2012
2H FY 2012	3	1/6	$331	Date on which Company files its Form 10-K for FY 2012
1H FY 2013	4	1/6	$302	Date on which Company files its Form 10-Q for 2nd quarter of FY 2013
2H FY 2013	5	1/6	$365	Date on which Company files its Form 10-K for FY 2013

Under the 2011 PBRSU award agreements, adjusted non-GAAP EBIT means the Company’s consolidated earnings, which includes merger and acquisition activities such as the 2011 SANYO Semiconductor acquisition, before interest (income or expense) and taxes (or “EBIT”) for the applicable performance measurement period, adjusted to exclude the following: (i) goodwill and intangible impairment and amortization; (ii) restructuring, asset and other, net; (iii) inventory step up from purchase accounting and (iv) in-process research and development expense, but shall specifically include merger and acquisition activity of the Company, including the SANYO Semiconductor acquisition. Subject to certain limitations, the Committee has the express authority under the 2011 PBRSU award agreement to adjust the performance measures for adjusted non-GAAP EBIT, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating adjusted non-GAAP EBIT. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period-to-period for the calculation of the performance goals in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBIT would be more appropriate to achieve the objectives of the award.

Generally, it is intended that the calculation of adjusted non-GAAP EBIT will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure.

If the Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan) of the Company, any previously unvested PBRSUs will become vested.

As of March 6, 2012, none of the 2011 PBRSUs for Messrs. Jackson, Colvin, Mahoney, Nelson and Cave had vested.

The Company has filed a form of award agreement for the 2011 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2010 Awards of PBRSUs. Effective February 16, 2010, the Compensation Committee awarded PBRSUs to certain Named Executive Officers pursuant to the 2000 SIP. The general objective of the 2010 PBRSU awards was to drive employee and Company performance using two key performance metrics, adjusted non-GAAP EBITDA and total revenue of the Company for the applicable fiscal year. Messrs. Jackson, Colvin, Mahoney and Nelson volunteered to not receive any 2010 PBRSU awards so that their grants could be redirected to other employees at the Company. The Compensation Committee considered each officer’s awards from prior years, particularly the 2009 grants, and other compensation data and information as described in the CD&A, and agreed to forego making 2010 PBRSU awards to these officers. Mr. Cave was awarded 70,000 2010 PBRSUs.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The performance period for the 2010 PBRSU awards begins on January 1, 2010 and ends on December 31, 2012. These awards will vest (if at all) in possible increments described below (subject to the carry forward of unvested units described below) on the date the Company files its Annual Report on Form 10-K for each of the 2010, 2011 and 2012 fiscal years, provided the applicable performance measures are achieved.

If the minimum performance measures for both revenue and adjusted non-GAAP EBITDA are met for the fiscal year, 50% of the eligible units will vest on the relevant vesting date. If the applicable maximum performance measures with respect to both revenue and adjusted non-GAAP EBITDA are met for the fiscal year, the other 50% of the eligible units will vest on the relevant vesting date. If the minimum performance measures for both revenue and adjusted non-GAAP EBITDA are not met for the fiscal year, no portion of the units will vest on the relevant vesting date. Any unvested units will carry forward to subsequent fiscal years until the cumulative minimum performance measures for both revenue and adjusted non-GAAP EBITDA for the fiscal years or the cumulative maximum performance measures for both revenue and adjusted non-GAAP EBITDA for the fiscal years are met, and then all units carried forward related to these measures will vest at the appropriate level (50% or 100%) on the relevant vesting date. If the minimum performance measures are met with respect to both revenue and adjusted non-GAAP EBITDA on the relevant vesting date, but the maximum performance measures are not met, 50% of the eligible units shall vest on the relevant vesting date and the remaining 50% of units shall carry forward to subsequent fiscal years until the cumulative maximum performance measures for both revenue and adjusted non-GAAP EBITDA are met for the relevant fiscal years, and then all units carried forward related to these measures shall vest at the appropriate level (50% or 100%) on the relevant vesting date.

The applicable performance measures are as follows:

Performance Measures[4] (dollars in millions)
Year of Performance	Portion of Units Eligible for Vesting	Revenue	Adjusted Non-GAAP EBITDA
FY 2010 (possible vesting in Q1 2011):

	1/3	Minimum: $2,000 Maximum: $2,060	Minimum: $400 Maximum: $440

FY 2011 (possible vesting in Q1 2012):

	1/3	Minimum: $2,000 Maximum: $2,140	Minimum: $400 Maximum: $480

4 The “minimum” represents the performance measures the grantee must meet to vest in 50% of the units for a given fiscal year and the “maximum” represents the performance measures the grantee must meet to vest in 100% of the units for a given fiscal year.

Performance Measures[4] (dollars in millions)
Year of Performance	Portion of Units Eligible for Vesting	Revenue	Adjusted Non-GAAP EBITDA
FY 2012 (possible vesting in Q1 2013):

	1/3	Minimum: $2,000 Maximum: $2,200	Minimum: $400 Maximum: $520

Under the 2010 PBRSU award agreements, adjusted non-GAAP EBITDA means the Company’s earnings before interest (income or expense), taxes, depreciation, and amoritization (or “EBITDA”) for the applicable year, adjusted to exclude the following: (i) in-process research and development expense; (ii) restructuring, asset and goodwill impairment and other, net; (iii) gain (loss) on debt prepayment; (iv) inventory step-up from purchase accounting; (v) net income attributable to minority interest; and (vi) any other extraordinary or unusual item as approved by the Compensation Committee, but shall specifically include merger and acquisition activity of the Company. Subject to certain limitations, the Compensation Committee has the express authority under the 2010 PBRSU award agreement to adjust either the minimum or maximum performance measure for adjusted non-GAAP EBITDA, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating adjusted non-GAAP EBITDA. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the minimum and maximum performance measures in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

Generally, it is intended that the calculation of adjusted non-GAAP EBITDA will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure.

If the Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the 2000 SIP) of the Company, any previously unvested PBRSUs will become vested.

As of March 6, 2012, 46,667 of the 2010 PBRSUs for Mr. Cave had vested.

The Company has filed a form of award agreement for the 2010 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2009 Awards of PBRSUs. Effective March 2, 2009, the Compensation Committee awarded PBRSUs to Named Executive Officers pursuant to the 2000 SIP. The objective of the awards was to drive employee and Company performance using a key performance metric, adjusted non-GAAP EBITDA. The Compensation Committee granted Mr. Jackson 1,686,609 PBRSUs, Mr. Colvin 900,707 PBRSUs, Mr. Mahoney 701,740 PBRSUs, Mr. Nelson 1,276,383 PBRSUs and Mr. Cave 378,223 PBRSUs.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The 2009 PBRSU awards may vest quarterly over a three year (twelve quarter) period upon the achievement of a baseline adjusted non-GAAP EBITDA (“Baseline Non-GAAP EBITDA”) goal and certain percentage improvements over the Baseline Non-GAAP EBITDA goal.

The Baseline Non-GAAP EBITDA amount of $25 million is the initial base target and the minimum threshold to trigger vesting in a quarter. This target will incrementally increase by 15% over the Baseline Non-GAAP EBITDA each quarter (“Quarterly Target”), so that the Company’s non-GAAP EBITDA would have to increase to approximately 280% of Baseline Non-GAAP EBITDA in order for 100% of the eligible grant to vest over time. If Baseline Non-GAAP EBITDA is not met in a quarter, then 0% of the eligible grant will vest for that quarter. If the Baseline Non-GAAP EBITDA is met in a quarter but the Quarterly Target is not met for that quarter, then 50% of the eligible grant will vest for that quarter. If the Quarterly Target is met or exceeded for a quarter, then 100% of the eligible grant will vest for that quarter. Unvested PBRSUs remain eligible for vesting until the expiration of the grant, one day past the filing with the Commission of the twelfth quarter’s Form 10-Q following the first performance measurement period. PBRSUs that do not vest in a quarter because the Quarterly Target or Baseline Non-GAAP EBITDA is not met for the quarter carry forward and will fully vest in any quarter in which the original Quarterly Target or Baseline Non-GAAP EBITDA is met.

Under the 2009 PBRSU agreements, “non-GAAP EBITDA” means the Company’s EBITDA for the applicable quarter, adjusted to exclude the following: (i) amortization of purchased intangible assets; (ii) in-process research and development expense; (iii) stock-based compensation expense from acquisitions; (iv) stock-based compensation expense determined in accordance with FASB ASC Topic 718 (formerly FAS 123R); (v) restructuring, asset impairments and other, net; (vi) gain (loss) on debt prepayment; (vii) goodwill impairment charge; (viii) cumulative effect of accounting change required by GAAP; (ix) extraordinary items; (x) expensing of the step up to fair market value of inventory from acquisitions; and (xi) divestiture related items. Non-GAAP EBITBA, as adjusted, shall specifically include merger and acquisition activity of the Company.

Subject to certain limitations, the Compensation Committee has the express authority under the 2009 PBRSU award agreements to adjust either the minimum or maximum performance measure for adjusted non-GAAP EBITDA, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating its non-GAAP EBITDA. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the minimum and maximum performance measures in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

Generally, it is intended that the calculation of adjusted non-GAAP EBITDA will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure.

If the Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the 2000 SIP) of the Company, any unvested PBRSUs will become immediately vested.

As of March 6, 2012, 1,546,059 of the 2009 PBRSUs for Mr. Jackson had vested, 825,649 of the 2009 PBRSUs for Mr. Colvin had vested, 643,262 of the 2009 PBRSUs for Mr. Mahoney had vested, 1,170,017 of the 2009 PBRSUs for Mr. Nelson had vested, and 346,705 of the 2009 PBRSUs for Mr. Cave had vested.

The Company has filed a form of award agreement for the 2009 PBRSUs as an exhibit to its reports filed under the Exchange Act.

Outstanding Equity Awards At Fiscal Year-End 2011

		Options					Stock Awards
Name	Grant Date	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson	02/17/2005	10,000	0		4.80	02/17/2015
	03/05/2007	414,800	0		9.21	03/05/2017
	03/03/2008	250,000	250,000		5.93	03/03/2018
	03/02/2009								281,100	2,170,092
	03/07/2011								540,000	4,168,800
Donald A. Colvin	03/23/2006	113,000	0		6.83	03/23/2016
	03/05/2007	120,000	0		9.21	03/05/2017
	03/03/2008	150,000	50,000		5.93	03/03/2018
	03/02/2009								150,117	1,158,903
	03/07/2011								170,000	1,312,400
Robert Charles Mahoney	03/23/2006	20,424	0		6.83	03/23/2016
	03/05/2007	90,000	0		9.21	03/05/2017
	03/03/2008	0	22,500		5.93	03/03/2018
	03/02/2009								116,956	902,900
	03/07/2011								120,000	926,400
W. John Nelson	06/04/2007	400,000	0		$10.85	06/04/2017
	03/03/2008	30,000	30,000		$5.93	03/03/2018
	03/02/2009								212,732	1,642,291
	03/07/2011								190,000	1,466,800
George H. Cave	02/05/2004	35,000	0		7.02	02/05/2014
	03/05/2007	70,000	0		9.21	03/05/2017
	03/03/2008	0	15,000		5.93	03/03/2018
	03/02/2009								63,036	486,638
	02/16/2010								46,666	360,262
	03/07/2011								80,000	617,600

(1)	Options vest pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the 2000 SIP and relevant grant agreement.

(2)

This column represents outstanding awards of PBRSUs and includes the maximum number of PBRSUs that would vest assuming that all performance goals are achieved. These awards are subject to the Amended and Restated Plan or the 2000 SIP, as applicable, and relevant grant agreements. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2011, 2010, and 2009 Awards of PBRSUs.”

The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of units which were expected to vest as of December 31, 2011. For example, as of December 31, 2011, approximately one-third of the PBSRUs awarded on March 7, 2011 and discussed under “2011, 2010 and 2009 Awards of PBRSUs” were expected to vest. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

(3)

The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2011 ($7.72 per share as of December 31, 2011) by the number of PBRSUs listed for the specified officer.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number Of Shares Acquired On Exercise (#)(1) (b)	Value Realized On Exercise ($)(2) (c)	Number Of Shares Acquired on Vesting (#)(3) (d)	Value Realized On Vesting ($)(4) (e)
Keith D. Jackson	792,000	3,969,940	562,203	5,250,978
Donald A. Colvin	195,000	880,350	316,902	2,988,864
Robert Charles Mahoney	45,000	174,781	247,245	2,332,468
W. John Nelson	60,000	337,500	463,794	4,384,284
George H. Cave	90,000	447,148	160,073	1,553,950

(1)	This column represents the maximum number of shares underlying options that were exercised by the Named Executive Officer in 2011.

(2)

If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2011, including PBRSUs.

(4)

The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and

Change in Control Agreements and Arrangements

We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitles the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the 2000 SIP. Generally, the 2000 SIP defines “Change of Control” to mean the occurrence of any of the following events:

(i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of SCI to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;

(iii) any person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares;

(iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved;

(v) any person or Group shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or

(vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Mr. Jackson

We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002, and amended from time to time, most recently on March 24, 2010. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.

The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.

Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our 2000 SIP and 200,000 shares of our common stock under our 1999 Founders Stock Option Plan as amended (“Founders Plan”), at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options will expire at the first to occur of: (i) 90 days after termination for any other reason other than Cause, death or disability; (ii) two years after Mr. Jackson’s death, disability, or termination by us without Cause; (iii) the termination date if he is terminated for Cause; or (iv) ten years after the grant date.

The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•

the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.

“Good Reason” means:

•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;

in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.

Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in accordance with our normal payroll practices, provided that the amount of payments during the six-month period following Mr. Jackson’s date of termination does not exceed the separation pay exception amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (“409A”). Any amount subject to the separation pay exception in 409A will be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply as of Mr. Jackson’s date of termination, then this amount will be paid (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the date of termination and (ii) thereafter in installments consistent with the Company’s normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of two years following Mr. Jackson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.

In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued but unused vacation, accrued but unpaid base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.

If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of two years after the date of termination or the remainder of Mr. Jackson’s employment period.

Mr. Colvin

We entered into an employment agreement with Donald Colvin, our Executive Vice President and Chief Financial Officer, effective on May 26, 2005 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Colvin to an initial base salary of $350,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement provides Mr. Colvin with a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Colvin if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Colvin’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:

•	a material breach of the employment agreement by us;

•	a reduction of Mr. Colvin’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or

•	a material and continued diminution of his duties and responsibilities;

in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.

If we terminate Mr. Colvin’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Colvin’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Colvin’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Colvin’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Colvin’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Colvin must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Colvin’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Colvin’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested or unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Mahoney

We entered into an employment agreement with Robert Mahoney, our Executive Vice President, Sales and Marketing, effective on July 11, 2006 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Mahoney to an initial base salary of $320,000, subject to Board review from time to time, and establishes a target percentage of 80% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Mahoney to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.

The employment agreement also requires us to make specified payments to Mr. Mahoney if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Mahoney’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement described above.

If we terminate Mr. Mahoney’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Mahoney’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Mahoney’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Mahoney’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Mahoney’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Mahoney must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Mahoney’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Mahoney’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Nelson

We entered into an employment agreement with W. John Nelson, our Executive Vice President and Chief Operating Officer, effective May 1, 2007 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Nelson to an initial base salary of $350,000, subject to Board review from time to time, and establishes a target percentage of 80% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Nelson to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.

The employment agreement also requires us to make specified payments to Mr. Nelson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Nelson’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above, but also includes the failure by Mr. Nelson to take any and all measures to maintain legal work authorization with respect to his immigrant or non-immigrant status in the United States unless cured within a reasonable period of time (not to exceed 30 days). Mr. Nelson’s employment agreement has the same definition of “Good Reason” as in Mr. Colvin’s employment described above.

If we terminate Mr. Nelson’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Nelson’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Nelson’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Nelson’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Nelson’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Nelson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Nelson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Nelson’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Cave

We entered into an employment agreement with George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary, effective on May 26, 2005 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Cave to an initial base salary of $300,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Cave to a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Cave if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Cave’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement described above.

If we terminate Mr. Cave’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Cave’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Cave’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Cave’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Cave’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Cave must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Cave’s termination. The confidentiality, non-disclosure, and non-

disparagement covenants do not provide for a specific termination date.

If Mr. Cave’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Potential Payments Upon Termination of Employment or Change of Control

In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2011, with base salaries in effect at the end of the 2011 fiscal year being used for purposes of any severance payout calculation.

Off-Setting Employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $7.72 per share of our common stock on the NASDAQ Global Select Market on December 31, 2011.

Cash Payment upon a Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control” would be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control.

Equity Acceleration upon a Change of Control. The terms and provisions of the 2000 SIP as in effect prior to the adoption of the Amended and Restated Plan, will continue to govern prior awards until all stock awards granted prior to the adoption of the Amended and Restated Plan have been exercised, forfeited, canceled, expired, or otherwise terminated in accordance with the terms of such grants. Under both the 2000 SIP and the Amended and Restated Plan, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting and the lapse of restrictions on all outstanding options or other awards upon a Change of Control (as defined in the 2000 SIP or the Amended and Restated Plan, as the case may be). Generally, under the award agreements for awards granted under the 2000 SIP and the Amended and Restated Plan, outstanding options, RSUs and PBRSUs, as each may have been granted under the applicable plan, vest automatically if the Company terminates the officer’s employment with the Company without Cause (including a deemed termination for Good Reason) (as these terms are defined in the applicable award agreement) within two years following a Change of Control.

Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Colvin, Mahoney, Nelson and Cave are generally entitled to Company-paid continuation of healthcare benefits under COBRA regulations for a period of one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control). Mr. Jackson is entitled to Company paid continuation of healthcare benefits under COBRA regulations for a period of two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. As of December 31, 2011, the monthly cost of such benefits for such officers ranged between approximately $986 to $1,597 depending on medical plan and dependent enrollment. Finally, the tables do not include premium amounts (see footnote (6) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $500,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Colvin, Mahoney, Nelson and Cave are also entitled to outplacement services following a termination without Cause or resignation for Good Reason in an amount not to exceed $5,000.

Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, Named Executive Officers would receive earned but unpaid salary and accrued but unused vacation time.

Cash Incentive Program. We describe our cash incentive programs in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.”

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	1,596,000(1)	1,596,000 (1)	0	0	0	0
Cash Incentive	0	0	0	0 (2)	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	6,786,392(3)	0 (4)	0	0	0
Total:	1,596,000	8,382,392	0 (4)	0	0	0

(1)

Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2011 was $798,000.

(2)

In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2011, that his cash incentive bonus for the first half of 2011 was already paid and that as of December 31, 2011, the second half of the 2011 cash bonus was not earned and payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Donald A. Colvin, our Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	449,842 (1)	449,842 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	2,560,803(3)	0 (4)	0	0	0
Total:	449,842	3,010,645	0 (4)	0	0	0

(1)

Mr. Colvin’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Colvin’s base salary at the end of fiscal 2011 was $449,842.

(2)

This amount anticipates that Mr. Colvin is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Colvin’s date of termination was as of December 31, 2011 and that his cash incentive bonus for the first half of 2011 was already paid but, as of December 31, 2011, the second half of the 2011 cash bonus was not earned and payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Robert Charles Mahoney, Executive Vice President, Sales and Marketing.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	387,504 (1)	387,504 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	1,869,575 (3)	0 (4)	0	0	0
Total:	387,504	2,257,079	0 (4)	0	0	0

(1)

Mr. Mahoney’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Mahoney’s base salary at the end of fiscal 2011 was $387,504.

(2)

This amount anticipates that Mr. Mahoney is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Mahoney’s date of termination was as of December 31, 2011 and that his cash incentive bonus for the first half of 2011 was already paid but, as of December 31, 2011, the second half of the 2011 cash bonus was not earned and payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for W. John Nelson, our Executive Vice President and Chief Operating Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	454,857 (1)	454,857 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	3,162,791 (3)	0 (4)	0	0	0
Total:	454,857	3,617,648	0 (4)	0	0	0

(1)

Mr. Nelson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Nelson’s base salary at the end of fiscal 2011 was $454,857.

(2)

This amount anticipates that Mr. Nelson is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Nelson’s date of termination was as of December 31, 2011 and that his cash incentive bonus for the first half of 2011 was already paid but, as of December 31, 2011, the second half of the 2011 cash bonus was not earned and payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for George H. Cave, our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	359,058 (1)	359,058 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	1,491,349 (3)	0 (4)	0	0	0
Total:	359,058	1,850,407	0 (4)	0	0	0

(1)	Mr. Cave’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2011 was $359,058.

(2)

This amount anticipates that Mr. Cave is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Cave’s date of termination was as of December 31, 2011 and that his cash incentive bonus for the first half of 2011 was already paid but, as of December 31, 2011, the second half of the 2011 cash bonus was not earned and payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2011 were, Robert H. Smith (Chairman), Curtis J. Crawford and J. Daniel McCranie. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During fiscal 2011, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2011, none of our executive officers served on the boards of directors or the compensation committees of any entities, one of whose executive officers serves on our Board or Compensation Committee. None of our current or past executive officers has served on the Compensation Committee.

AUDIT COMMITTEE REPORT5

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

The Audit Committee, comprised at the time of three independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.

Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011

5 Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

for filing with the Commission.

It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.6

Emmanuel T. Hernandez, Chairman

Curtis J. Crawford

Robert H. Smith

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of March 6, 2012, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 453,458,466 shares of our common stock outstanding on March 6, 2012. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	28,611,913 (1)	6.310%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	61,384,450 (2)	13.324%

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	60,412,376 (3)	13.322%

(1)

The number of shares of common stock for BlackRock, Inc. (“BlackRock”) is based solely on the information contained in the Schedule 13G filed with the Commission on February 9, 2012. BlackRock has sole voting and dispositive power with respect to 28,611,913 shares it beneficially owns and has no shared voting or dispositive power with respect to any of the shares it beneficially owns.

6 On March 21, 2012, Ms. Ressel and Mr. Abe joined the Audit Committee and therefore did not participate in the review and discussion noted above nor the related recommendation to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Commission.

(2)

The number of shares of common stock for FMR LLC is based solely on the information contained in the Schedule 13G (Amendment No. 7) filed with the Commission on February 14, 2012 reporting shares held as of December 31, 2010. FMR LLC has the sole power to dispose or to direct the disposition of 61,384,450 shares it beneficially owns, has the sole power to vote or to direct the vote of 3,222,977 shares, and has no shared power to vote or direct the disposition of any shares it beneficially owns. The Schedule 13G/A contains the following information regarding beneficial ownership of shares of our common stock: (a) Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 55,613,996 shares of our common stock, which includes 3,249,998 shares resulting from the assumed conversion of $22,750,000 principal amount of our 1.875% convertible notes due December 15, 2025 (142.8571 shares for each $1,000 principal amount of debenture) and 3,460,000 shares resulting from the assumed conversion of $36,330,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares for each $1,000 principal amount of debenture). Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC through its control of Fidelity and the funds each has sole power to dispose of the 55,613,996 shares owned by the funds. The sole power to vote or direct the voting of shares beneficially owned by the Fidelity funds resides with each fund’s board of trustees, who establish written guidelines for Fidelity to carry out. (b) Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 2,210,293 shares of our common stock, which includes 477,143 shares resulting from the assumed conversion $5,010,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares for each $1,000 principal amount debenture). Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole power to dispose of 2,210,293 shares and sole power to vote or to direct the vote of 1,261,863 shares owned by the institutional accounts or funds advised by PGALLC. (c) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect and wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 3,458,061 shares of our common stock, which includes 8,762 shares resulting from the assumed conversion of $92,000 of our 2.625% convertible notes due December 15, 2026 (95.2381 shares of common stock for each $1,000 principal amount of debenture) and 44,571 shares resulting from the assumed conversion of $468,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares of common stock for each $1,000 principal amount of debenture). Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 3,458,061 shares and sole power to vote or to direct the voting of 1,856,514 shares owned by the institutional accounts managed by PGATC. (d) FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 102,100 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. As noted in the Schedule 13G/A, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and are not required to attribute to each other “beneficial ownership” of securities beneficially owned by the other corporation; and, therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d) of the Exchange Act but FMR LLC is making the filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(3)

The number of shares of common stock for Janus Capital Management LLC (“Janus”) is based solely on the information contained in the Schedule 13G (Amendment No. 1) filed with the Commission on February 14, 2012. Janus has sole voting and dispositive power with respect to 59,683,776 shares it beneficially owns and has shared voting or dispositive power with respect to 728,600 shares it beneficially owns. The Schedule 13G/A provides the following information: Janus has a direct 94.8% ownership stake in INTECH Investment Management (“Intech”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to this ownership structure, holdings for Janus, Intech and Perkins are aggregated for purposes of this Schedule 13G/A. Janus, Intech and Perkins are registered investment advisers, each furnishing advice to various investment companies and to individual and institutional clients (“Managed Portfolios”). As a result of its role as an investment adviser or sub-adviser, Janus may be deemed to be the beneficial owner of 59,683,776 shares of our common stock held by the Managed Portfolios. Janus does not have the right to receive any dividends from, or proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as an investment adviser or sub-adviser to the Managed Portfolios, Intech may be deemed to be the beneficial owner of 728,600 shares of our common stock held by the Managed Portfolios. Intech does not have the right to receive any dividends from, or proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The Managed Portfolios have the right to receive all dividends from, and proceeds from the sale of, the securities held in their respective accounts.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 6, 2012, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 453,458,466 shares of common stock outstanding on March 6, 2012. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 6, 2012 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance.

	Common Stock
Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class
Named Executive Officers
Keith D. Jackson	1,195,580	924,800	2,120,380	*
Donald A. Colvin	734,881	433,000	1,167,881	*
Robert Charles Mahoney	164,253	132,924	297,177	*
W. John Nelson	566,723	460,000	1,026,723	*
George H. Cave	164,252	120,000	284,252	*
Directors and Director Nominees (excluding CEO) (2)
J. Daniel McCranie	77,890	0	77,890	*
Atsushi Abe	19,595	6,666	26,261	*
Curtis J. Crawford	103,701	26,983	130,684	*
Emmanuel T. Hernandez	68,315	14,000	82,315	*
Phillip D. Hester	24,201	0	24,201	*
Daryl Ostrander	64,742	20,000	84,742	*
Robert H. Smith	97,805	20,000	117,805	*
All Directors and Executive Officers as a group (16 persons)	3,761,358	2,638,348	6,399,706	1.403%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance, within 60 days of March 6, 2012.

(2)

Following March 6, 2012, Ms. Ressel and Mr. Han were appointed to the Board. At the time of their appointment, neither Ms. Ressel nor Mr. Han owned any shares of our common stock or had the right to acquire any shares of our common stock. However, in connection with their appointment, they were each granted shares and options. For additional information regarding these grants, see “Compensation of Directors — Equity Compensation” above.

RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight.

We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy was revised in 2008, 2009 and 2011 to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy prescribes review and oversight requirements and related procedures with respect to transactions in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in the NASDAQ rules but also to include additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy prescribes that our law department distribute periodically a list of each known related party. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.

When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and law department seek to ensure that all related party transactions are conducted at arms-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders.

Related Party Transactions

For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals — Proposal No. 1: Election of Directors” above.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. Except as noted below, to our knowledge (based solely on review of the copies of such reports furnished to us and a representation that no other reports were required), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a) on a timely basis. Due to a clerical error, on March 7, 2012, Mr. Colvin filed a Form 4 reporting the acquisition of 1,412 shares of the Company’s common stock acquired on October 10, 2008.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Georgeson Inc. (“Georgeson”) to assist in the distribution of proxy solicitation materials and the solicitation of proxies. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. The estimated cost will be $13,500 plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/Form 10-K

Our 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2011, is being mailed concurrently with this proxy statement to all stockholders of record as of March 29, 2012. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address

If you hold your shares in “street name” and share the same address as another stockholder, you may receive only one set of proxy materials including the annual report to stockholders, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate set of proxy materials and annual report or if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, you will need to contact your bank or brokerage firm. Registered holders are each provided a set of proxy materials including an annual report to stockholders; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, please write to: Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com. We will provide a copy as requested, as promptly as possible.

Other Business

Other than the election of Directors, the advisory vote on executive compensation, the advisory vote on the frequency of the vote on executive compensation, and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses can be provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals

Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than ten days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

Under the Commission rules, stockholder proposals for the 2013 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 6, 2012 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.

The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than ten days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares subject to the proxy as the Board may recommend.

Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE
Senior Vice President, General Counsel, Chief Compliance &
Ethics Officer and Secretary
Dated: April 5, 2012

APPENDIX A

ON SEMICONDUCTOR CORPORATION

AMENDED AND RESTATED

STOCK INCENTIVE PLAN (AS AMENDED EFFECTIVE                     )

EFFECTIVE DATE:  MARCH 23, 2010

APPROVED BY SHAREHOLDERS:  MAY 18, 2010

EXPIRATION DATE:  MARCH 23, 2020

ARTICLE 1

ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, AND EXPIRATION DATE

1.1        Establishment.      Subject to the approval of its shareholders, ON Semiconductor Corporation, a Delaware corporation (the “Company”), hereby amends, restates and extends the term of the ON Semiconductor Corporation 2000 Stock Incentive Plan by the adoption of the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Plan”), as set forth in this document. The terms and provisions of the Plan document, as in effect prior to the adoption of this amended and restated Plan document (which will sometimes be referred to below as the “2000 Plan”), will continue to govern prior awards until all stock awards granted prior to the adoption of this amended and restated Plan document have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such grants. The Plan permits the grant of Options, Restricted Stock Units, Restricted Stock, Performance Shares, Performance Share Units, Performance Cash Awards, Stock Appreciation Rights and Stock Grant Awards. The Plan also permits the grant of awards that qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.

1.2        Purpose.    The purpose of the Plan is to promote the success and enhance the long-term growth of the Company by linking the personal interests of the employees, officers and Non-Employee Directors of, and Consultants to, the Company and any Affiliate to those of the Company’s shareholders and by providing those individuals with an incentive for outstanding performance to generate superior returns for Company shareholders. The Plan is further intended to provide flexibility to the Company and any Affiliate in their ability to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s and Affiliate’s operation is largely dependent.

1.3        Effective Date.    The Plan is effective as of the date it is approved by the Company’s Board of Directors (the “Effective Date”), but is subject to approval by the Company’s shareholders at its 2010 Annual Meeting. Any Awards granted prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.

1.4        Expiration Date.    The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10) anniversary of the Effective Date unless the shareholders of the Company approve an extension of the Plan. Any Awards that are outstanding on the tenth anniversary of the Effective Date (or such later expiration date as approved by the Company’s shareholders) shall remain in force according to the terms of the Plan and the Award Agreement.

ARTICLE 2

DEFINITIONS

2.1        Definitions. When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:

(a)        “Affiliate” means any subsidiary or parent of the Company that is: (i) a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(b)        “Annual Meeting” or “Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.

(c)        “Award” means any Option, Restricted Stock Unit, Restricted Stock, Performance Share, Performance Share Unit, Performance Cash, Stock Appreciation Right or Stock Grant Award granted pursuant to the Plan.

(d)        “Award Agreement” means any written agreement or other document evidencing an Award.

(e)        “Board” means the Board of Directors of the Company, as constituted from time to time.

(f)        “Cause” means (except as otherwise provided in an Award Agreement) if the Committee, in its reasonable and good faith discretion, determines that the Participant (i) has failed to substantially perform his duties (other than as a result of Disability), after the Board or the executive to which the Participant reports delivers to the Participant a written demand for substantial performance that specifically identifies the manner in which the Participant has not substantially performed his duties; (ii) has engaged in willful misconduct or gross negligence that is materially injurious to the Company or an Affiliate; (iii) has breached his duty of loyalty to the Company or an Affiliate; (iv) has without prior authorization removed from the premises of the Company or an Affiliate a document (of any media or form) relating to the Company or an Affiliate or the customers of the Company or an Affiliate; or (v) has committed a felony or a serious crime involving moral turpitude. Any rights the Company or any of its Affiliates may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or any of its Affiliates may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment or services, it is discovered that such Participant’s employment or services could have been terminated for Cause, the Participant’s employment or services shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(g)        “Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(h)        “Change in Control” means, except as otherwise provided in any Award Agreement, any one or more of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of assets of the Company that have a gross fair market value of 85% or more of the total gross fair market value of all of the assets of the Company immediately prior to the transaction (or the first transaction in a series of related transactions) to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof; (ii) the consummation of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of the Company and such Person or Group has the power and authority to vote such shares; (iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved; (v) any Person or Group shall have acquired shares of Voting Stock of the Company such that such Person or Group has the power and authority to elect a majority of the members of the Board of Directors of the Company; or (vi) the consummation of a merger or consolidation of the Company with another entity in which holders of the Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction. For purposes of the above definition, the term Person shall be defined as set forth Sections 13(d) and 14(d) of the Exchange Act.

The Award Agreement for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of the term “Change in Control” that will apply for purposes of that Award Agreement that complies with the requirements of Section 409A of the Code.

(i)        “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(j)        “Committee” means the Compensation Committee or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than three (3) members of the Board. Each Committee member (or member of any applicable subcommittee of the Committee) must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; and (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.

(k)       “Company” means ON Semiconductor Corporation, or any successor as provided in Section 21.4.

(l)        “Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee; provided however that a Consultant may become a Participant in this Plan only if allowed under the definition of an employee benefit plan in Rule 405 promulgated under the Securities Act of 1933, as amended, or other rules provided for registration on Form S-8 from time to time.

(m)       “Covered Employee” means an Employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.

(n)        “Disability” means, except as otherwise provided in an Award Agreement, the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence. Any determination of Disability pursuant to this Plan is not an admission by the Company or an Affiliate that a Participant is disabled under federal or state law.

(o)        “Effective Date” means the date on which the Board approved the Plan as described in Section 1.3.

(p)        “Employee” means a common-law employee of the Company or an Affiliate.

(q)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(r)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)        “Fair Market Value” means the closing price of one share of Stock as reported on the NASDAQ or any exchange on which the Stock is traded on the date such value is determined. If the Stock is not traded on such date, the fair market value is the closing price on the first immediately preceding business day on which the Stock was so traded.

(t)        “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves an Award, (ii) the date on which an Award to a prospective Employee, officer, Non-Employee Director or Consultant first becomes effective pursuant to Section 3.1, or (iii) such other date as may be specified by the Committee in the Award Agreement.

(u)        “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(v)        “Non-Employee Director” means a member of the Board of Directors of the Company or any Affiliate who is not an employee of the Company or any Affiliate.

(w)       “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(x)        “Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(y)        “Participant” means an individual who, as an Employee, officer or Non-Employee Director of, or Consultant to, the Company or any Affiliate, has been granted an Award under the Plan.

(z)        “Performance Compensation Award” means an Award granted to select Covered Employees pursuant to Article 7, 8 or 10 that is subject to the terms and conditions set forth in

Article 11. All Performance Compensation Awards are intended to qualify as “performance-based compensation” exempt from the deduction limitations imposed by Section 162(m) of the Code.

(aa)      “Performance Cash Award” means an Award evidencing the right to receive a payment in cash as determined by the Committee.

(bb)      “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following:

(i)        Earnings, Revenue and Cash Flow Metrics:    Earnings before interest (income or expense), taxes, depreciation and amortization (“EBITDA”); earnings before interest (income or expense) and taxes (“EBIT”); pre- or after-tax net income; revenue (gross or net); revenue from new products (gross or net); revenue growth; invoiced revenue; collected revenue; operating income (gross or net); net operating income after taxes (“NOPAT”); operating margin; cash flow; net cash flow; operating cash flow; gross margin; return on net assets; return on shareholders’ equity; return on investment or assets; return on capital; shareholder returns; gross or net profit margin; and earnings per share (diluted and fully diluted).

(ii)       Stock Price Metrics:    Stock price; Stock price growth; movement and average selling price of Stock; shares of Stock repurchased; dividends; total shareholder return (“TSR”); and economic value added.

(iii)      Debt Related Metrics:     Debt coverage ratios; total debt; principle payments on debt; total long-term debt; current liabilities; accounts payable; current accrued liabilities; net current borrowings; interest expense; and credit rating.

(iv)      Equity Related Metrics:  Retained earnings; total preferred equity; total common equity; market capitalization; enterprise value; and total equity.

(v)       Expense Metrics:    Direct material costs; direct and indirect labor costs; direct and indirect manufacturing costs; costs of goods sold; sales, general and administrative expenses; operating and non-operating expenses; cash and non-cash expenses; tax expenses; and total expenses.

(vi)      Asset Utilization Metrics:  Cash; excess cash; accounts receivable; cash conversion cycle; work in process inventory; finished goods inventory; current assets; working capital; total capital; fixed assets; total assets; standard hours; plant utilization; purchase price variance; and manufacturing overhead variance.

(vii)     Customer Metrics:  Average selling prices; selling prices; market share; customer satisfaction; customer service and care; on time delivery; brand awareness and perception; order fill rate; strategic positioning programs; warranty rates; return rates; new product releases and development; dealer performance; channel performance; dealer size; channel size; and channel inventory.

(viii)    Employee Based Metrics:  Headcount; diversity; employee satisfaction; employee turnover; employee productivity; employee performance; standard hours; and overtime hours.

(ix)      Manufacturing Metrics:  Unit costs; cycle time; yield; and product quality.

(x)       New Product Introduction Metrics: Time to market; number of new products introduced; and return on investment on new products.

(xi)      Project-Related Metrics: Completion of major projects.

(xii)     The Performance Criteria that will be used to establish Performance Goals with respect to any Award other than a Performance Compensation Award that is subject to Article 11 will be set forth in the applicable Award Agreement and will include, but are not limited to, the above-listed Performance Criteria. Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies. Financial Performance Criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use in connection with any Performance Compensation Award for such Performance Period for such Participant.

(cc)      “Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(dd)      “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured.

(ee)      “Performance Share” means a right granted to a Participant to receive a payment in the form of Stock, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(ff)       “Performance Share Unit” means a right granted to a Participant to receive a payment in the form of Stock, cash, or a combination thereof, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(gg)      “Plan” means the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan.

(hh)      “Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions pursuant to the relevant provisions of the Plan.

(ii)       “Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.

(jj)       “Restricted Stock Unit” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.

(kk)     “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

In the case of a Non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(ll)        “Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(mm)    “Stock” means the common stock of the Company.

(nn)      “Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.

(oo)      “Stock Grant Award” means the grant of Stock to a Participant.

(pp)      “Termination of Employment” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service.” In the case of any other Award, “Termination of Employment” will be given its natural meaning.

2.2        Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1        Eligibility.

(a)        General.    Awards may be made to individuals who on the Grant Date of the Award are Employees, officers, or Non-Employee Directors of or Consultants to the Company or an Affiliate. Awards also may be made to prospective Employees, officers, Non-Employee Directors of, and Consultants to, the Company or an Affiliate in connection with written offers of an employment, consulting or advisory relationship with the Company or an Affiliate. No portion of any Award granted to a prospective Employee, officer, Non-Employee Director or Consultant will vest, become exercisable, be issued or become effective prior to the date on which such individual begins providing services to the Company or any Affiliate.

(b)        Foreign Participants.      The Committee may establish additional terms, conditions, rules or procedures as the Committee deems necessary or advisable to accommodate the rules or laws of applicable non-U.S. jurisdictions, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Participants who reside outside of the U.S. Moreover, the Committee may approve such sub-plans, supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such sub-plans, supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1 of the Plan.

3.2        Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.

ARTICLE 4

ADMINISTRATION

4.1        Administration by the Committee.

(a)        General.  The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

(b)        Delegation to CEO.  Notwithstanding the above, pursuant to specific written delegation promulgated from time to time by the Committee, which delegation shall be consistent with applicable provisions of Delaware Law, and subject to such restrictions and limitations deemed appropriate by the Committee, the CEO shall have the authority to grant Awards, subject to terms and conditions set forth in the Award Agreement, to individuals to expedite the hiring process and retain talented Employees; provided, however, that such individuals will not upon hire or as existing Employees be (i) Covered Employees, or (ii) subject to Section 16 of the Exchange Act.

4.2        Authority of the Committee.    The Committee shall have the authority, in its sole discretion, without limitation, to determine: (i) the Participants who are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant, (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions on exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee shall have the authority to modify existing Awards, subject to Article 17 of this Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance Compensation Award other than as provided in an Award Agreement.

4.3        Award Agreement.    Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.

4.4        Decisions Binding.    The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE 5

STOCK SUBJECT TO THE PLAN

5.1        Number of Shares.    Subject to Section 5.2 and Section 5.3, the total number of shares of Stock subject to all Awards under the Plan shall be ~~twenty six~~fifty nine million one hundred thousand (~~26,100,000~~59,100,000), plus the number of shares of Stock subject to Awards that were previously granted pursuant to the 2000 Plan that again become available for the grant of an Award pursuant to Section 5.2 after February 17, ~~2010.~~2010, less the number of shares of Stock subject to outstanding Awards made under the Plan since March 23, 2010 that have not terminated, expired, lapsed or been paid in cash. Any shares of Stock that may be issued in connection with Awards other than Options and SARs shall be counted against the shares available for grant pursuant to the previous sentence as 1.58 shares for every one share that may be issued in connection with such Award. Any shares of Stock that may be issued in connection with the exercise of an Option or SAR shall be counted against the shares of Stock available for grant as one share. The maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be six million (6,000,000). The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose. As of February 17, 2010, thirty million seven hundred forty thousand one hundred sixty two (30,740,162) shares of Stock were available for the granting of Awards pursuant to the 2000 Plan. The difference between such number and the basic award pool of twenty six million one hundred thousand (26,100,000) ~~specified in the first sentence of this Section 5.1 shall be cancelled and no longer available for the granting of Awards~~that was initially approved by the Company’s shareholders at the Company’s 2010 Annual Meeting was cancelled and never became available for grant pursuant to the Plan.

5.2        Availability of Stock for Grant.    Subject to the express provisions of the Plan, if any Option or SAR Award granted under the Plan or the 2000 Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to such Award will again be Stock available for the grant of an Award. Similarly, subject to the express provisions of the Plan, if any Award other than an Option or SAR Award granted under the Plan or the 2000 Plan terminates, expires, lapses for any reason, or is paid in cash, the number of shares of Stock equal to 1.58 times the number of shares of Stock subject to such Award will again be Stock available for grant of an Award. To the maximum extent permitted by applicable law and any securities exchange or NASDAQ rule, shares of Stock subject to any Award made pursuant to Article 15 shall not be counted against shares of Stock available for grant pursuant to this Plan. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Option, SAR or any other Award will not become available for grant or sale under the Plan.

5.3        Adjustment in Capitalization.  In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Moreover, in the event of such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

5.4        Annual Limitation on Number of Shares Subject to Options or SARs to a Covered Employee.    Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted pursuant to one or more Options or SARs to any one Participant, who is a Covered Employee, during any Company fiscal year shall be two million five hundred thousand (2,500,000).

ARTICLE 6

STOCK OPTIONS

6.1        Grant of Options.    Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.

(a)        Exercise Price.  No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.

(b)        Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed seven (7) years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in the Award Agreement, an Option will lapse immediately if a Participant’s employment or services is terminated for Cause.

(c)        Payment.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d)        Evidence of Grant.    All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee’s determinations regarding the exercise price, time and conditions of exercise, and forms of payment for the Option and such additional provisions as may be specified by the Committee.

(e)        No Repricing of Options.    The Committee shall not reprice any Options previously granted under the Plan.

6.2        Incentive Stock Options.  Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:

(a)        Exercise Price.  Subject to Section 6.2(e), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value of one share of Stock on the Grant Date.

(b)        Exercise.  In no event may any Incentive Stock Option be exercisable for more than seven (7) years from the date of its grant.

(c)        Lapse of Option.    An Incentive Stock Option shall lapse in the following circumstances:

(i)        The Incentive Stock Option shall lapse seven (7) years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii)       The Incentive Stock Option shall lapse upon termination for Cause or for any other reason, other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii)      If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 12 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d)        Individual Dollar Limitation.  The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as may be imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e)        Ten Percent Owners.    An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

(f)        Expiration of Incentive Stock Options.  No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth (10) anniversary of the Effective Date, unless the shareholders of the Company vote to approve an extension of the Plan.

(g)        Right to Exercise.      Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 7

RESTRICTED STOCK UNITS AND RESTRICTED STOCK

7.1        Grant of Restricted Stock Units and Restricted Stock.  Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Units or Restricted Stock to such Participants and in such amounts as it shall determine.

7.2        Restricted Stock Units.

(a)        Voting Rights.  During the Restricted Period, Participants holding the Restricted Stock Units granted hereunder shall have no voting rights with respect to the shares subject to such Restricted Stock Units prior to the issuance of such shares pursuant to the Plan.

(b)        Form and Timing of Payment.  Payment for any vested Restricted Stock Units issued pursuant to this Article 7 shall be made in one lump sum payment of shares of Stock, cash or a combination thereof, equal to the Fair Market Value (determined as of a specified date) of the number of shares of Stock equal to the number of vested Restricted Stock Units with respect to which the payment is made. The payment shall be made to the Participant on or before March 15 of the calendar year following the calendar year in which the Restricted Stock Units vest in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

7.3        Grant of Restricted Stock.

(a)        Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.

(b)        Forfeiture.  Subject to Section 7.4(b), upon Termination of Employment or the failure to satisfy one or more Performance Criteria during the applicable Restricted Period, any remaining shares under the Restricted Stock Awards that are subject to the restrictions set forth in the Award shall be forfeited.

(c)        Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

7.4        Restricted Period and Vesting Conditions.

(a)        Restricted Period.    Except as set forth in Sections 7.4(b) and 7.4(c), the Restricted Period for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse solely based on the passage of time shall not be less than three (3) years and the Restricted Period for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse based on the satisfaction of Performance Criteria shall not be less than one (1) year. In either case, incremental amounts of the Restricted Stock or Restricted Stock Units may be released from restriction during the Restricted Period in accordance with the provisions of the Award Agreement.

(b)        Modification of Restrictions.  The Committee, in its discretion, may provide in the Award Agreement for any Restricted Stock or Restricted Stock Unit Award that restrictions or forfeiture conditions relating to the Restricted Stock or the Restricted Stock Units will be waived in whole or in part in the event of a Termination of Employment due to death, Disability, retirement or the occurrence of a Change in Control.

(c)        De Minimis Exception.  The sum of the shares of Stock subject to any (i) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); (ii) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a); and (iii) Stock Grant Award may not exceed ten percent (10%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.

ARTICLE 8

PERFORMANCE SHARES, PERFORMANCE SHARE UNITS AND PERFORMANCE CASH AWARDS

8.1        Grant of Performance Shares or Performance Share Units.  Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.

8.2        Goals for Performance Shares or Performance Share Units.  The Committee shall set Performance Goals for a particular Performance Period in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.

8.3        Form and Timing of Payment.  Payment for vested Performance Shares shall be made in Stock. Payments for vested Performance Share Units shall be made in cash, Stock or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in one lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

8.4        Performance Cash Awards.  Subject to the Provisions of Article 5 and this Article 8, Performance Cash Awards may be granted to Participants at any time and from time to time as determined by the Committee. A Performance Cash Award grants a Participant the right to receive an amount of cash depending on the satisfaction of one or more Performance Goals for a particular Performance Period, as determined by the Committee. The Committee shall have complete discretion to determine the amount of any Performance Cash Award granted to a Participant. Payment for Performance Cash Awards shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Cash Award arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

8.5        Vesting Conditions for Performance Shares and Performance Share Units.

(a)        Vesting Period.    Except as set forth in Sections 8.5(b) and 8.5(c), no Performance Shares or Performance Share Units may fully vest during the one (1) year period following the Grant Date for such Performance Shares or Performance Share Units; provided, however, that the Performance Shares or Performance Share Units may vest in increments during such one (1) year period in accordance with the provisions of the Award Agreement.

(b)        Modification of Restrictions.  The Committee, in its discretion, may provide in the Award Agreement for any Performance Share or Performance Share Unit Award that such Performance Shares or Performance Share Units will vest in whole or in part in the event of a Termination of Employment due to death, Disability, retirement or the occurrence of a Change in Control.

(c)        De Minimis Exception.    The sum of the shares of Stock subject to any (i) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a); (ii) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); and (iii) Stock Grant Award may not exceed ten percent (10%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1        Grant of Stock Appreciation Rights.  Subject to the provisions of Article 5 and this Article 9, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.

9.2        Exercisability of SARs.  SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than seven (7) years from the Grant Date.

9.3        Exercise of SARs.  Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by (b) the number of shares with respect to which the SAR is exercised.

9.4        Form and Timing of Payment.  Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.

ARTICLE 10

STOCK GRANT AWARDS

Subject to the provisions of Article 5 and this Article 10, Stock Grant Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee. A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant. All Stock Grant Awards will be evidenced by a written Award Agreement. The sum of the shares of Stock subject to any (i) Stock Grant Award; (ii) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); and (iii) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a) may not exceed ten percent (10%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.

ARTICLE 11

PERFORMANCE COMPENSATION AWARDS

11.1      Grant of Performance Compensation Awards.  Options granted to Covered Employees pursuant to Article 6 and SARs granted to Covered Employees pursuant to Article 9 should, by their terms, qualify for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Units or Restricted Stock Awards granted to Covered Employees pursuant to Article 7 and/or some or all of the Performance Shares, Performance Share Units or Performance Cash Awards granted to Covered Employees pursuant to Article 8 and/or some or all of the Stock Grant Awards granted to Covered Employees pursuant to Article 10 for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will grant a Performance Compensation Award to the Covered Employee and the provisions of this Article 11 shall control over any contrary provision contained in Articles 7, 8 or 10. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 11 shall not apply.

11.2      Applicability.  This Article 11 shall apply only to Awards to those Covered Employees selected by the Committee to receive Performance Compensation Awards. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance Compensation Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

11.3      Committee Discretion with Respect to Performance Compensation Awards.    With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance Compensation Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants.

11.4      Establishment of Performance Goals.    The Performance Goals for any Performance Compensation Award granted pursuant to this Article 11 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (b) in no event will the Committee establish the Performance Goals for any Performance Compensation Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed.

11.5      Performance Evaluation; Adjustment of Goals.    At the time that a Performance Compensation Award is first issued, the Committee, in the Award Agreement or in another written document, may specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period:

(a)        Judgments entered or settlements reached in litigation;

(b)        The write down of assets;

(c)        The impact of any reorganization or restructuring;

(d)        The impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results;

(e)        Extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year;

(f)        The impact of any mergers, acquisitions, spin-offs or other divestitures; and

(g)        Foreign exchange gains and losses.

The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

11.6      Adjustment of Performance Compensation Awards.  The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the preestablished Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance Compensation Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance Compensation Awards downward or to otherwise reduce the amount payable with respect to any Performance Compensation Award.

11.7      Payment of Performance Compensation Awards.    Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance Compensation Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance Compensation Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.

11.8      Certification by Committee.    Notwithstanding any provisions to the contrary, the payment of a Performance Compensation Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.

11.9      Maximum Award Payable.  The maximum Performance Compensation Award payable to any one Participant for a Performance Period is two million five hundred thousand (2,500,000) shares of Stock. In addition, the maximum amount of cash payable under a Performance Compensation Award to any one Participant for a Performance Period is the dollar amount determined by multiplying two million five hundred thousand (2,500,000) by the Fair Market Value of one share of Stock as of the first day of the Performance Period.

ARTICLE 12

CHANGE IN CONTROL

12.1      If a Change of Control occurs, the Board shall have the authority and discretion, but shall not have any obligation, to provide that all or part of outstanding Options, Stock Appreciation Rights, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 6.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. The acceleration of vesting of any Performance Compensation Awards shall be done in compliance with Section 162(m) of the Code.

ARTICLE 13

NON-TRANSFERABILITY

13.1      General.  The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan. Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any Restricted Period or Performance Period as determined by the Committee.

13.2      Beneficiary Designation.    Notwithstanding Section 13.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

13.3      Stock Certificates.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction securities or other laws, rules and regulations and the rules of any exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

ARTICLE 14

COMPANY DISCRETION

14.1      Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

14.2      Participant.  No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

14.3      No Rights to Awards.  No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.

ARTICLE 15

SUBSTITUTION OF AWARDS

To the maximum extent permitted by applicable law and any securities exchange or NASDAQ rule, any Award may be granted under this Plan in substitution for awards held by any individual who is an employee of another corporation who becomes an Employee of the Company as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may be set forth in a notice of conversion or in such other form as the Committee deems appropriate and may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the “stock rights exception” to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.

ARTICLE 16

AMENDMENT, MODIFICATION, AND TERMINATION

The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation or any rule of any exchange or automated quotation system on which shares of Stock are listed, quoted or traded. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required to cause the benefits under the Plan (i) to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder or (ii) to comply with the provisions of Section 409A of the Code). Except as provided in Section 5.3, neither the Board, the CEO nor the Committee may, without the approval of the shareholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; or (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 19.3.

ARTICLE 17

TAX WITHHOLDING

17.1      Tax Withholding.  The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

17.2      Form of Payment.  To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.

17.3      Tax upon Disposition of Shares Subject to Section 422 Restrictions.  In the event that a Participant shall dispose of, whether by sale, exchange, gift, the use of a qualified domestic relations order in favor of a spouse (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award), any shares of Stock of the Company that are deemed to have been purchased by the Participant pursuant to an Incentive Stock Option and that the Participant acquired within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares of Stock, the Participant will notify the secretary of the Company of such disposition no later than fifteen (15) days following the date of the disposition. Such notification shall include the date or dates of the disposition, the number of shares of Stock of which the Participant disposed, and the consideration received, if any, for such shares of Stock. If the Company so requests, the Participant shall forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.

ARTICLE 18

INDEMNIFICATION

Each person who is or shall have been a member of the Committee or of the Board or the CEO shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

ARTICLE 19

REQUIREMENTS OF LAW

19.1      Requirements of Law.  The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock issued pursuant to the Plan. If the shares of Stock issued pursuant to the Plan may, in certain circumstances, be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

19.2      Governing Law.  The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Delaware. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be subject to ERISA.

19.3      Section 409A of the Code.

(a)      General Compliance.  Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Share Awards, Performance Share Unit Awards, Performance Cash Awards and Stock Grant Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

(b)        Delay for Specified Employees.  If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.

(c)        Prohibition on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

19.4      Securities Law Compliance.  With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

19.5      Restrictions.    Subject to Sections 7.4 and 8.5, the Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of NASDAQ or any other exchange or automated quotation system upon which the Stock is then listed, quoted or traded and under any blue sky or state securities laws applicable to such Awards.

ARTICLE 20

GENERAL PROVISIONS

20.1      Funding.  The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder or in an Award Agreement. The interests of each Participant hereunder are unsecured and as such Participants and their beneficiaries shall be considered to be general creditors of the Company.

20.2      No Shareholders Rights.    No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

20.3      Titles and Headings.    The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

20.4      Successors and Assigns.  The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.

20.5      Survival of Provisions.    The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 13.3, shall remain in full force and effect.

ON

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:00 a.m., Central Time, on May 15, 2012.

Vote by Internet

Go to www.investorvote.com/ONNN

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposals 2, 3 and 4.

1. ELECTION OF THREE CLASS I DIRECTORS - Nominees:

For Against Abstain

01 - Atsushi Abe

For Against Abstain

02 - Curtis J. Crawford, Ph.D.

For Against Abstain

03 - Daryl A. Ostrander

For Against Abstain

2. ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

3. RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For Against Abstain

4. TO APPROVE AN AMENDMENT TO THE ON SEMICONDUCTOR CORPORATION AMENDED AND RESTATED STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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1 U P X 1 3 2 6 0 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01FSWC

Stockholders who wish to view the Company’s Proxy Statement and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically, can view the 2012 Annual Meeting materials by directing their Internet browser to www.onsemi.com/annualdocs

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details

Description – 2012 Annual Meeting of Stockholders

Date & Time – May 15, 2012 at 4:00 p.m. (local time)

Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 15, 2012, at 4:00 p.m. local time and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE

INDICATED, THE SHARES WILL BE VOTED AS FOLLOWS: (1) “FOR” THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE; (2) “FOR” THE

ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION; (3) “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND (4) “FOR” THE

AMENDMENT TO THE ON SEMICONDUCTOR CORPORATION AMENDED AND RESTATED STOCK INCENTIVE PLAN. The proxies may vote according to their discretion on any other matter which may properly come before the meeting.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE

ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)